UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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The Allstate Corporation
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THE ALLSTATE CORPORATION
 2775 Sanders Road
Northbrook, Illinois 60062-6127

April 1, 2011

Notice of 2011 Annual Meeting and Proxy Statement

Dear Stockholder:

       Allstate's 2011 annual meeting of stockholders will be held on Tuesday, May 17, 2011, at 11:00 a.m. (CST) at our home office in Northbrook, Illinois. Your vote on the issues being considered at this meeting is important to our continued success. This proxy statement contains the information you will need to make an informed and independent decision on the election of directors and seven governance proposals.

       Your vote is important. Please vote as soon as possible, by telephone, Internet, or mail, even if you plan to attend the meeting.

Sincerely,

Thomas J. Wilson Chairman, President and Chief Executive Officer

THE ALLSTATE CORPORATION
 2775 Sanders Road
Northbrook, Illinois 60062-6127

April 1, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 17, 2011. The Notice of 2011 Annual Meeting, Proxy Statement, and 2010 Annual Report and the means to vote by Internet are available at www.proxyvote.com.

Notice of 2011 Annual Meeting of Stockholders

       The annual meeting of stockholders of The Allstate Corporation ("Allstate" or "corporation") will be held in the West Plaza Auditorium at Allstate's Home Office, 3100 Sanders Road, Northbrook, Illinois on Tuesday, May 17, 2011, at 11 a.m. for the following purposes:

  1.
  To elect to the Board of Directors the 11 director nominees named in this proxy statement to serve until the 2012 annual meeting.

  2.
  To ratify the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2011.

  3.
  To approve the proposed amendment to the corporation's certificate of incorporation granting holders of not less than 20% of outstanding shares the right to call a special meeting of stockholders.

  4.
  To approve the proposed amendment to the corporation's certificate of incorporation to designate a forum for certain legal actions.

  5.
  To provide an advisory vote on the compensation of the named executive officers as disclosed in this proxy statement.

  6.
  To provide an advisory vote on the frequency of future advisory votes on the compensation of the named executive officers.

  7.
  To consider two stockholder proposals, if properly presented.

       In addition, any other business properly presented may be acted upon at the meeting.

       Registration will begin at 10:00 a.m. Each stockholder may be asked to present picture identification and proof of stock ownership. Stockholders holding Allstate stock in street name (that is, through a bank, brokerage, or other record holder) will need to bring their account statement showing ownership as of the record date, March 18, 2011.

       We are providing most of our stockholders with proxy materials through the Internet. Most stockholders will not receive printed copies of this proxy statement and the 2010 annual report unless they so request. Instead, they will receive by mail a notice ("Notice of Internet Availability of Proxy Materials") with instructions on how to review all of the proxy materials on the Internet and how to submit voting instructions. If you would like to receive the proxy materials electronically or in paper form, you should follow the instructions in the Notice of Internet Availability of Proxy Materials.

       Allstate began mailing its Notice of Internet Availability of Proxy Materials, proxy statement and annual report, and proxy card/voting instruction form to stockholders and to participants in its Allstate 401(k) Savings Plan on April 1, 2011.

By Order of the Board,

Mary J. McGinn Secretary

Page
Proxy and Voting Information	1
Proxy Statement and Annual Report Delivery	3
Corporate Governance Practices and Code of Ethics	4
Determinations of Independence of Nominees	4
Board Leadership Structure	5
Board Role in Risk Oversight	5
Board Role in Management Succession	6
Board Meetings and Committees	6
Board Attendance Policy	7
Communications with the Board	7
Board Committees	7
Compensation Committee Interlocks and Insider Participation	9
Nomination Process for Election to the Board of Directors	10
Majority Votes in Director Elections	11
Management Proposals to be Voted On	12
Proposal 1. Election of Directors	12
Director Compensation	20
Proposal 2. Ratification of Appointment of Independent Registered Public Accountant	22
Proposal 3. Approval of Proposed Amendment to the Certificate of Incorporation Granting to Holders of Not Less than 20% of the Corporation's Outstanding Shares the Right to Call a Special Meeting of Stockholders	23
Proposal 4. Approval of Proposed Amendment to the Certificate of Incorporation to Designate a Forum for Certain Legal Actions	24
Proposal 5. Advisory Vote on the Executive Compensation of the Named Executive Officers	25
Proposal 6. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	27
Executive Compensation	28
Compensation Committee Report	28
Compensation Discussion and Analysis	28
Summary Compensation Table	40
All Other Compensation for 2010—Supplemental Table	42
Grants of Plan-Based Awards at Fiscal Year-End 2010	43
Outstanding Equity Awards at Fiscal Year-End 2010	44
Option Exercises and Stock Vested at Fiscal Year-End 2010	45
Pension Benefits	45
Non-Qualified Deferred Compensation at Fiscal Year-End 2010	48
Potential Payments as a Result of Termination or Change-in-Control	49
Risk Management and Compensation	52
Performance Measures	53
Security Ownership of Directors and Executive Officers	56
Security Ownership of Certain Beneficial Owners	57
Audit Committee Report	57
Section 16(a) Beneficial Ownership Reporting Compliance	58
Related Person Transactions	58
Stockholder Proposals to be Voted On	59
Proposal 7. Stockholder proposal on Stockholder Action by Written Consent	59
Proposal 8. Stockholder proposal on Political Contributions and Payments to Trade Associations and Other Tax Exempt Organizations	60
Stockholder Proposals for Year 2012 Annual Meeting	62
Proxy Solicitation	62
Appendix A—Policy Regarding Pre-Approval of Independent Registered Public Accountant's Services	A-1
Appendix B—Proposed Amendments to the Certificate of Incorporation	B-1
Appendix C—List of Executive Officers	C-1

Proxy and Voting Information

Who is asking for your vote and why

       The annual meeting will be held only if there is a quorum, which means that a majority of the outstanding common stock entitled to vote is represented at the meeting by proxy or in person. If you vote before the meeting, your shares will be counted for the purpose of determining whether there is a quorum. To ensure that there will be a quorum, the Allstate Board of Directors is requesting that you vote before the meeting and allow your Allstate stock to be represented at the annual meeting by the proxies named on the proxy card/voting instruction form.

Who can vote

       You are entitled to vote if you were a stockholder of record at the close of business on March 18, 2011. On March 18, 2011, there were XXX,XXX,XXX Allstate common shares outstanding and entitled to vote at the annual meeting.

How to vote

       If you hold shares in your own name as a registered stockholder, you may vote in person by attending the annual meeting or you may instruct the proxies how to vote your shares in any of the following ways:

    •
    By using the toll-free telephone number printed on the proxy card/voting instruction form.

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    By using the Internet voting site and following the instructions provided there.

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    By signing and dating the proxy card/voting instruction form and mailing it in the postage-paid envelope enclosed with the printed copies of the proxy statement, or by returning it to The Allstate Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, N.Y. 11717.

       You may vote by telephone or Internet 24 hours a day, seven days a week.

       If you hold shares in street name (that is, through a broker, bank, or other record holder), you should follow the instructions provided by your broker, bank, or other record holder to vote your shares. If you hold shares through the Allstate 401(k) Savings Plan, see the instructions on page 3.

Providing voting instructions and discretionary voting authority of proxies

       With respect to each of the proposals, you may instruct the proxies to vote "FOR" or "AGAINST," or you may instruct the proxies to "ABSTAIN" from voting.

       The Board recommends you vote on the proposals set forth in this proxy statement as follows:

    •
    FOR all of the nominees for director listed in this proxy statement.

    •
    FOR the ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2011.

    •
    FOR the proposed amendment to the corporation's certificate of incorporation granting holders of not less than 20% of the outstanding shares the right to call a special meeting of stockholders.

    •
    FOR the proposed amendment to the corporation's certificate of incorporation designating a forum for certain legal actions.

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    FOR the advisory resolution to ratify the compensation of the named executive officers.

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    FOR the three year option for the frequency of future votes on executive compensation.

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    AGAINST the stockholder proposal seeking the right to act by written consent.

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    AGAINST the stockholder proposal seeking a report on political contributions and payments to trade associations and other tax exempt organizations.

       If you return a signed proxy card/voting instruction form to allow your shares to be represented at the annual meeting, but do not indicate how your shares should be voted on one or more proposals listed above, then the proxies will vote your shares as the Board of Directors recommends on those proposals. Other than the matters listed above, Allstate knows of no other matters to be presented at the meeting. If any other matters are properly presented at the meeting, the proxies may vote your shares in accordance with their best judgment.

How votes are counted

       Each share of our common stock outstanding on the record date will be entitled to one vote on each of the 11 director nominees and one vote on each other matter.

       Proposal 1.      To be elected by stockholders, each director must receive the affirmative vote of the majority of the votes cast. A majority of votes cast means the number of shares voted "FOR" a director exceeds 50% of the votes cast with respect to that director. Each nominee for director receiving a majority of votes cast will be elected. Abstentions will not be counted as votes cast for purposes of director elections and will have no impact on the outcome of the vote. Broker non-votes will not be counted as shares entitled to vote on the matter and will have no impact on the outcome of the vote.

       Proposal 2.      To ratify the appointment of Allstate's independent registered public accountant, the proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will be counted as shares present at the meeting and will have the effect of a vote against the matter.

       Proposals 3 and 4.      To approve the proposed amendments to the certificate of incorporation, the affirmative vote of a majority of outstanding shares entitled to vote is required. Abstentions and broker non-votes will be counted as shares outstanding and will have the effect of a vote against the matter.

       Proposal 5.      To approve the compensation of the named executive officers, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal is required. Abstentions will be counted as shares present at the meeting and will have the effect of a vote against the matter. Broker non-votes will not be counted as shares entitled to vote on the matter and will have no impact on the outcome of the vote.

       Proposal 6.      The choice that receives the greatest number of votes will be the frequency preferred by stockholders. Abstentions and broker non-votes will have no impact on the outcome of the vote.

       Proposals 7 and 8.      To approve a stockholder proposal, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal is required. Abstentions will be counted as shares present at the meeting and will have the effect of a vote against the matter. Broker non-votes will not be counted as shares entitled to vote on the matter and will have no impact on the outcome of the vote.

       Rules of the New York Stock Exchange ("NYSE") determine whether proposals presented at stockholder meetings are "routine" or "non-routine." If a proposal is determined to be routine, the NYSE provides brokerage firms with discretionary authority to vote on the proposal without receiving voting instructions from their clients. Proposal 2 is considered a routine matter. Broker non-votes occur when a brokerage firm does not have discretionary voting authority and is unable to vote on a proposal because it is non-routine and the client has not provided voting instructions. Proposals 1 and 3 through 8 are considered non-routine matters. Abstentions and broker non-votes are counted for quorum purposes.

How to change your vote

       Before your shares have been voted at the annual meeting by the proxies, you may change or revoke your vote in the following ways:

    •
    Voting again by telephone, by Internet, or in writing.

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    Attending the meeting and voting your shares in person if you are a registered stockholder.

Confidentiality

       All proxies, ballots, and tabulations that identify the vote of a particular stockholder are confidential, except as necessary to allow the inspector of election to certify the voting results or to meet certain legal requirements. A representative of American Election Services, LLC will act as the inspector of election and will count the votes. The representative is independent of Allstate and its directors, officers, and employees.

       Comments written on proxy cards, voting instruction forms, or ballots may be provided to the secretary of Allstate with the name and address of the stockholder. The comments will be provided without reference to the vote of the stockholder, unless the vote is mentioned in the comment or unless disclosure of the vote is necessary to understand the comment. At Allstate's request, the distribution agent or the solicitation agent may provide Allstate with periodic status reports on the aggregate vote. These status reports may include a list of stockholders who have not voted and breakdowns of vote totals by different types of stockholders, as long as Allstate is not able to determine how a particular stockholder voted.

Allstate 401(k) Savings Plan Participants

       If you hold Allstate common shares through the Allstate 401(k) Savings Plan, your proxy card/voting instruction form for those shares will instruct the plan trustee how to vote those shares. If you are an employee who received your annual meeting materials electronically, and you hold Allstate common shares both through the plan and also directly as a registered stockholder, the voting instructions you provide electronically will be applied to both your plan shares and your registered shares. If you return a signed proxy card/voting instruction form or vote by telephone or the Internet on a timely basis, the trustee shall vote as instructed for all Allstate common shares allocated to your plan account unless to do so would be inconsistent with the trustee's duties.

       If your voting instructions are not received on a timely basis for the shares allocated to your plan account, those shares will be considered "unvoted." If you return a signed proxy card/voting instruction form but do not indicate how your shares should be voted on a matter, the shares represented by your signed proxy card/voting instruction form will be voted as the Board of Directors recommends. The trustee will vote all unvoted shares and all unallocated shares held by the plan as follows:

    •
    If the trustee receives instructions (through voting instruction forms or through telephonic or Internet instruction) on a timely basis for at least 50% of the votable allocated shares in the plan, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the trustee's duties.

    •
    If the trustee receives instructions for less than 50% of the votable shares, the trustee shall vote all unvoted and unallocated shares in its sole discretion. However, the trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.

       Plan votes receive the same level of confidentiality as all other votes. You may not vote the shares allocated to your plan account by attending the meeting and voting in person. You must instruct The Northern Trust Company, as trustee for the plan, how to vote your shares.

If You Receive More Than One Proxy Card/Voting Instruction Form

       If you receive more than one proxy card/voting instruction form, your shares are probably registered in more than one account or you may hold shares both as a registered stockholder and through the Allstate 401(k) Savings Plan. You should vote each proxy card/voting instruction form you receive.

Proxy Statement and Annual Report Delivery

Allstate has adopted the "householding" procedure approved by the Securities and Exchange Commission that allows us to deliver one Notice of Internet Availability of Proxy Materials, or if applicable, one proxy statement and annual report, to a household of stockholders instead of delivering a set of documents to each stockholder in the household. This procedure is more environmentally friendly and cost effective because it reduces the number of materials to be printed and mailed. We may elect to send only one Notice of Internet Availability of Proxy Materials, or if applicable, one proxy statement and annual report to stockholders who share the same last name and address, or where shares are held through the same nominee or record holder (for example, when you have multiple accounts at the same brokerage firm), unless we have been instructed otherwise. Stockholders that receive proxy materials in paper form will continue to receive separate proxy cards/voting instruction forms to vote their shares. Stockholders that receive the Notice of Internet Availability of Proxy Materials will receive instructions on submitting their proxy cards/voting instruction form via the Internet.

       Please contact our distribution agent, Broadridge Financial Solutions, by calling (800) 542-1061 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717:

    •
    If you would like to receive a separate copy of the Notice of Internet Availability of Proxy Materials, or if applicable, a separate proxy statement and annual report for this year. Upon receipt of your request, we will promptly deliver the requested materials to you.

    •
    If you and other Allstate registered stockholders of record with whom you share an address currently receive multiple sets of the Notice of Internet Availability of Proxy Materials, or if applicable, the proxy statement and annual report, and you would like to receive only a single copy of each in the future.

       If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

       You may also revoke your consent to householding by contacting Broadridge at the phone number and address listed above. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Corporate Governance Practices and Code of Ethics

       Allstate has a history of strong corporate governance which is firmly grounded in the belief that governance best practices are critical to our goal of driving sustained stockholder value. The Board of Directors has established Corporate Governance Guidelines and Director Independence Standards. Each of its standing committees operates under a written charter that has been approved by the Board.

       Allstate is committed to operating its business with honesty and integrity and maintaining the highest level of ethical conduct. These absolute values are embodied in our Code of Ethics and require that every customer, employee, and member of the public be treated accordingly. Allstate's Code of Ethics applies to all employees, including the chief executive officer, the chief financial officer, the controller, and other senior financial and executive officers as well as the Board of Directors.

       The Corporate Governance Guidelines, Director Independence Standards, Code of Ethics, and the charters of each standing committee of the Board are available on the Corporate Governance portion of allstate.com. They are also available in print upon request made to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite A3, Northbrook, Illinois 60062-6127.

Determinations of Independence of Nominees

       The Board of Directors has determined that each nominee, with the exception of Mr. Wilson, is independent according to applicable law, the listing standards of the NYSE, and the Board's Director Independence Standards. In accordance with the Director Independence Standards, the Board has determined that the nature of the following relationships with the corporation do not create a conflict of interest that would impair a director's independence.

  Categorical Standards of Independence

  1.
  An Allstate director's relationship arising from (i) only such director's position as a director of another corporation or organization; (ii) only such director's direct or indirect ownership of a 5% or less equity interest in another corporation or organization (other than a partnership); (iii) both such position and such ownership; or (iv) such director's position only as a limited partner in a partnership in which he or she has an interest of 5% or less.

  2.
  An Allstate director's relationship arising from an interest of the director, or any entity in which the director is an employee, director, partner, stockholder or officer, in or under any standard-form insurance policy or other financial product offered by the Allstate Group in the ordinary course of business.

  3.
  An Allstate director's relationship with another company that participates in a transaction with the Allstate Group (i) where the rates or charges involved are determined by competitive bid or (ii) where the transaction involves the rendering of services as a common or contract carrier (including any airline) or public utility at rates or charges fixed in conformity with law or governmental authority.

  4.
  An Allstate director's relationship with another company that has made payments to, or received payments from, the Allstate Group for property or services in an amount which, in the last fiscal year, does not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues for such year.

  5.
  An Allstate director's position as an executive officer of a tax exempt organization to which the aggregate amount of discretionary contributions (other than employee matching contributions) made by the Allstate Group and The Allstate Foundation in any of the last three fiscal years of the tax exempt organization were equal to or less than the greater of $1 million or 2% of such organization's consolidated gross revenues for such year.

  6.
  An Allstate director's relationship with another company (i) in which the Allstate Group makes investments or (ii) which invests in securities issued by the Allstate Group or securities backed by any product issued by the Allstate Group, all in the ordinary course of such entity's investment business and on terms and under circumstances similar to those available to or from entities unaffiliated with such director.

Board Leadership Structure

       Thomas J. Wilson is the chairman of the Board as well as the chief executive officer of Allstate. Allstate's Corporate Governance Guidelines allow the Board to determine the roles of chairman and chief executive officer including whether they are held by separate individuals or by the same person. The Board believes that flexibility in the allocation of the responsibilities of these two roles enables the Board to adapt the leadership function to Allstate's needs. Currently, Allstate is well-served by having these roles performed by Mr. Wilson, who provides strategic and operating leadership for both the corporation and the Board. At other times, Allstate has split the roles of chairman and chief executive officer between two individuals, such as it did when Mr. Wilson initially took the position of chief executive officer.

       The Board has a strong set of principles and practices to ensure independence and proper Board focus and oversight. The only director who is an insider is Mr. Wilson. In addition, the Board meets in executive session without management after each non-telephonic meeting to provide a formal venue to discuss issues among only the independent directors. The leadership of these sessions rotates amongst the independent directors. The Board selected this governance structure, after considering the approach supported by some proxy advisory firms of utilizing one permanent lead director, based on the directors' experiences on other public company boards and Allstate's current position. Allstate's structure requires each board member to assume the responsibility of Board leadership and enables the independent committee chairs to execute fully their responsibilities. This practice provides all independent directors the opportunity to assume a leadership role in the executive sessions. Furthermore, the Board believes that this practice is appropriate in light of the fact that currently only one of the directors is an Allstate employee, all of the other directors are independent, and that the Audit, Compensation and Succession, and Nominating and Governance Committees are comprised solely of independent directors. The chairman and chief executive officer is advised of the issues discussed during these sessions immediately upon conclusion of the meeting.

Board Role in Risk Oversight

       The Board is responsible for the oversight of Allstate's business and management, including risk management. In exercising its management oversight responsibility, the Board regularly reviews management's strategy and the business plans for Allstate's property and casualty business, life insurance and annuity business, and investment portfolio, as well as the corporation's liquidity and use of capital, and the general counsel's assessment of legal, regulatory, and legislative issues. Twice a year, the Board reviews the corporation's risk management objectives and processes. This includes how management measures, evaluates, and manages the corporation's exposure to risks posed by a wide variety of events and conditions, including turmoil in the capital markets and natural catastrophes such as hurricanes. The Board also reviews third-party assessments of these risk management processes, including a comparison with peer organizations, leading industry practices, and emerging trends. The Audit Committee plays an integral role in risk management oversight by reviewing quarterly reports on risk management and, as provided in its charter, discussing risk assessment and management processes with Allstate's executives, including the chief risk officer. In the performance of their oversight responsibilities, the directors monitor whether Allstate's strategies reflect a balance of risk and return, whether such strategies are formulated within a clear set of risk tolerances, and whether risk management processes are executed as designed.

 Board Role in Management Succession

       One of the Board's responsibilities is to oversee the recruitment, development, and retention of executive talent to successfully pursue the corporation's strategic vision and operating priorities. Management succession is discussed by the Board, in executive session or in committee meetings, as appropriate. The Board and chief executive officer collaborate on succession planning, as described in our Corporate Governance Guidelines. The chief executive officer meets at least annually with the Compensation and Succession Committee and the Nominating and Governance Committee, either separately or jointly, as appropriate, to discuss succession planning and management development for senior executives. The chief executive officer provides input to the Nominating and Governance Committee and the Board regarding succession plans under various circumstances and scenarios, such as if the chief executive officer becomes unexpectedly unable to perform his duties. Under its charter, the Nominating and Governance Committee is responsible for recommending individuals for the roles of chairman and chief executive officer when leadership transitions occur. Under its charter, the Compensation and Succession Committee is responsible for conducting an annual review of the management organization of the corporation and succession plans for senior officers of the corporation. The Compensation and Succession Committee confers with the chief executive officer in determining who may be qualified to fill senior management vacancies. The Compensation and Succession Committee recommends officer elections to the Board.

Board Meetings and Committees

       The Board held seven meetings during 2010. Each incumbent director attended at least 75% of the combined board meetings and meetings of committees of which he or she was a member. Attendance at board and committee meetings during 2010 averaged 97% for directors as a group. Individual attendance records are included with each director's biography beginning on page 13.

       Currently, the Board has four standing committees: Audit, Compensation and Succession, Executive, and Nominating and Governance committees. The following table identifies each standing committee, its members, and the number of meetings held during 2010. The members of the Audit, Compensation and Succession, and Nominating and Governance Committees have been determined to be independent by the Board within the meaning of applicable laws, the listing standards of the NYSE, and the Director Independence Standards as in effect at the time of determination. In addition to the standing committees, the Board appointed the Demand Review Committee in April of 2009 to be a non-standing committee, chaired by Ms. Sprieser and including Mr. Smith, to address a shareholder demand for board action. The Demand Review Committee met two times in 2010 before it was dissolved in July.

Director	Audit	Compensation and Succession	Executive	Nominating and Governance

F. Duane Ackerman	✓			✓
Robert D. Beyer	✓	✓
W. James Farrell		✓	✓	✓*
Jack M. Greenberg	✓	✓
Ronald T. LeMay	✓	✓
Andrea Redmond		✓		✓
H. John Riley, Jr.		✓*	✓	✓
Joshua I. Smith		✓		✓
Judith A. Sprieser	✓*		✓	✓
Mary Alice Taylor	✓			✓
Thomas J. Wilson			✓*
Number of Meetings in 2010	8	7	1	6

*	Committee chair

Board Attendance Policy

       Board members are expected to make every effort to attend all meetings of the Board and the committees on which they serve and to actively participate in the discussion of the matters before them. Board members are also expected to make every effort to attend the annual meeting of stockholders. All directors who stood for election at the 2010 annual meeting of stockholders were in attendance at our 2010 annual meeting of stockholders.

Communications with the Board

       The Board has established a process to facilitate communications by stockholders and other interested parties with directors as a group. Written communications may be sent by mail or by e-mail to the Board. Communications received will be processed under the direction of the general counsel. The general counsel reports regularly to the Nominating and Governance Committee on all correspondence received that, in her opinion, involves functions of the Board or its committees or that she otherwise determines merits its attention. The communication process is posted on the Corporate Governance portion of allstate.com.

Board Committees

  Audit Committee

       Allstate's Board of Directors has established an audit committee in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is chaired by Ms. Sprieser and includes Mrs. Taylor and Messrs. Ackerman, Beyer, Greenberg, and LeMay. The Board has determined that Ms. Sprieser and Mr. Greenberg are each individually qualified as an audit committee financial expert, as defined in Regulation S-K, Item 407(d)(5) under the Securities Exchange Act of 1934.

       The committee is responsible for, among other things, appointment, compensation, retention, and oversight of the work of the independent registered public accountant in preparing or issuing an audit report or related work. The committee reviews Allstate's annual audited and quarterly financial statements and recommends to the Board of Directors whether the audited financial statements should be included in Allstate's annual report on Form 10-K and in the annual report to stockholders. The committee reviews Allstate's accounting and auditing principles and practices affecting the financial statements and discusses with the independent registered public accountant those matters required to be discussed in accordance with generally accepted auditing standards and applicable Securities and Exchange Commission regulations. The committee also reviews the scope of the audits conducted by the independent registered public accountant and the internal auditors as well as the qualifications, independence, and performance of the independent registered public accountant. The committee is responsible for the review and approval of Allstate's Code of Ethics as well as the adoption of procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters. The committee has authority to conduct independent inquiries when deemed necessary to discharge its duties. The committee has the authority to retain independent outside counsel and other advisers it determines to be necessary to carry out its duties. The committee discusses with management the corporation's processes of risk assessment and risk management, including the corporation's major financial risk exposures and the steps management has taken to monitor and control them.

       The committee provides functional oversight to Allstate's internal audit department. The internal audit department provides objective assurance and consulting services that are used to assure a systematic, disciplined approach to the evaluation and improvement of effective risk management, control, and governance processes. The committee reviews the overall adequacy and effectiveness of the corporation's legal, regulatory, and ethical compliance programs.

       Our chief executive officer, chief financial officer, chief risk officer, general counsel, secretary, controller, and senior internal audit officer participate in the committee's meetings. However, executive sessions of the committee are scheduled and held throughout the year, including sessions in which the committee meets with the independent registered public accountant and the senior internal audit officer. The committee reviews its performance at the end of each non-telephonic meeting and reviews its charter each year. The Audit Committee Report is on page 57.

  Executive Committee

       The Executive Committee is chaired by Mr. Wilson and includes Ms. Sprieser and Messrs. Farrell and Riley. The committee is responsible for performing the duties of the Board between meetings of the Board. The committee has the powers of the Board in the management of the business affairs of the corporation to the extent permitted under the bylaws, excluding any powers granted by the Board, from time to time, to any other committee of the Board.

  Nominating and Governance Committee

       The Nominating and Governance Committee is chaired by Mr. Farrell and includes Ms. Sprieser, Ms. Redmond, Mrs. Taylor, and Messrs. Ackerman, Riley, and Smith. The committee is responsible for recommending candidates to be nominated by the Board for election as directors. In connection with its selection process, the committee is responsible for recommending appropriate criteria and independence standards for adoption by the Board. The committee is responsible for making recommendations with respect to the periodic review of the performance of the chief executive officer as well as succession planning to the Board of Directors, including recommending nominees for chief executive officer. The committee advises and makes recommendations to the Board on matters of corporate governance including periodic reviews of the corporation's Corporate Governance Guidelines. The committee is also responsible for reviewing the corporation's structural defenses from time to time. The committee determines and recommends the criteria to be used for the assessment of the Board's performance and oversees the assessment of the Board. With Board oversight, the committee also administers non-employee director compensation. The committee may retain independent consultants as needed to assist it with its responsibilities.

       Our chief executive officer, general counsel, and secretary participate in the committee's meetings. However, the committee regularly meets in executive session without members of management present. The committee reviews its performance at the end of each non-telephonic meeting.

  Compensation and Succession Committee

       The Compensation and Succession Committee is chaired by Mr. Riley and includes Ms. Redmond and Messrs. Beyer, Farrell, Greenberg, LeMay, and Smith. The committee assists the Board in fulfilling its oversight responsibilities with respect to the compensation of the chief executive officer and other executive officers. The committee annually reviews the management organization and succession plans for Allstate, including each of its significant operating subsidiaries, and recommends nominees for certain officer positions. The committee is responsible for recommending executive officer salaries and compensation packages to the Board.

       The committee administers the incentive compensation plans pursuant to which officers of The Allstate Corporation and its principal operating subsidiaries at the vice president level and above are eligible to earn annual cash incentive compensation awards. The committee determines the performance measures for earning awards and the amount of awards payable upon the achievement of threshold, target, and maximum goals with respect to the performance measures. At the end of the relevant performance period, the committee reviews the extent to which the goals have been achieved and approves the actual amount of the cash incentive awards for executive officers.

       The committee has authority to grant equity awards to eligible employees in accordance with the terms of our 2009 Equity Incentive Plan. The Board has delegated to an equity award committee, consisting of the chief executive officer, the authority to make awards of stock options or restricted stock units in connection with the hiring or promotion of an employee or recognition of an employee's particular achievement. The equity award committee has authority to determine the number of shares subject to such options and the number of restricted stock units, subject to limits recommended by the Compensation and Succession Committee and approved by the Board. All awards granted by the equity award committee are reported to the Compensation and Succession Committee at the next meeting. The equity award committee is not permitted to grant such awards to those who are designated as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 or covered employees as defined in Section 162(m)(3) of the Internal Revenue Code. Awards made by the equity award committee have a fixed grant date of the first business day of a month following committee action and must be made pursuant to the terms of award agreements previously approved by the Compensation and Succession Committee.

       In addition, the committee administers our deferred compensation plan for eligible employees and makes recommendations to the Board regarding pension benefit enhancements and change-in-control agreements.

       The committee has sole authority to retain and terminate its compensation consultants, including sole authority to approve the consultants' fees. In 2010, the committee retained Towers Watson as its compensation consultant. As part of the engagement, Towers Watson provided a report assessing Allstate's executive compensation design, peer group selection, and relative pay for performance. In addition, Towers Watson provided a competitive assessment of total direct compensation (base salary and annual and long-term incentives) for senior management positions. Towers Watson also assessed changes proposed by management for the executive compensation program designed to address the relationship between pay and performance and risk and reward, to reflect a desired level of alignment with competitive market levels and practices. The aggregate amount of fees for executive compensation consulting services paid to Towers Watson in 2010 was $133,130. Towers Watson representatives participated in portions of three committee meetings in 2010.

       In addition to executive compensation consulting services, Towers Watson provided the corporation with non-executive compensation consulting and software maintenance services in 2010, with aggregate fees of $2,248,000. Specifically, actuarial services and software maintenance services represent fees paid of $612,000, while the balance of the fees, $1,636,000, was paid for services related to Allstate's human resources work, including benefits and compensation consulting, and administrative work regarding retirement and health and welfare plans. The committee receives and reviews a report regarding the other services provided to the corporation by Towers Watson or its affiliates, to the extent that the fees for such services exceed $120,000 in a fiscal year.

       In designing the various elements and amounts of compensation, the Compensation and Succession Committee draws upon the expertise of our chief executive officer and senior human resources officer and confers with our general counsel, secretary, and chief financial officer on matters that fall within their respective responsibilities.

       Our chief executive officer attends committee meetings and advises the committee regarding the alignment of our incentive plan performance measures with our overall strategy, the alignment of the weightings of the performance measures with the responsibilities of each executive, and the impact of the design of our equity incentive awards on our ability to attract, motivate, and retain highly talented executives. In providing this advice, the chief executive officer provides context regarding our products, business risks, financial results, and stockholder return. The chief executive officer also makes recommendations to the committee regarding executive merit increases and compensation packages selected for executives being hired or promoted. In addition, the committee looks to our chief executive officer for his evaluation of the performance of the executives who report to him.

       Our senior human resources officer attends committee meetings and provides the committee with internal and external analyses regarding the basic structure and competitiveness of our compensation program and the details of the operations of our various compensation and incentive plans, including the design of performance measures for our annual cash incentive plan and the design of our equity awards. Annually, the senior human resources officer also provides the committee with a detailed review of the estimated and actual results for each of the corporate and business unit performance measures compared to threshold, target, and maximum goals and the resulting estimated and actual payments to the executive officers.

       Our chief financial officer attends meetings to explain details of financial results relevant to incentive compensation or other financial measures or accounting rules. The general counsel is available at meetings to provide input on the legal and regulatory environment. The secretary attends meetings to respond to questions about corporate governance and to assist in the preparation of minutes.

       For both the chief executive officer and the chief financial officer, committee meeting participation is one of the ways in which they assure themselves that the Compensation Discussion and Analysis included in this proxy statement is accurate so that they can provide the certification required by the Sarbanes-Oxley Act of 2002.

       The committee regularly meets in executive session without management present. The committee reviews its performance at the end of each non-telephonic meeting and reviews its charter each year. The Compensation Committee Report is included herein on page 28.

Compensation Committee Interlocks and Insider Participation

       During 2010, the Compensation and Succession Committee consisted of Mr. Riley, Chairman, Mrs. Taylor, Ms. Redmond, and Messrs. Ackerman, Beyer, Farrell, Greenberg, LeMay, and Smith, several of whom were members for a portion of the year. None is a current or former officer or employee of Allstate or any of its subsidiaries. There were no committee interlocks with other companies in 2010 within the meaning of the Securities and Exchange Commission's proxy rules.

 Nomination Process for Election to the Board of Directors

       The Nominating and Governance Committee has responsibility for assessing the need for new Board members to address specific requirements or to fill a vacancy and for making recommendations to the Board. In evaluating candidates, the Board and the committee apply the following criteria from our Corporate Governance Guidelines. Allstate Board members should:

  •
  Demonstrate integrity and be willing and able to exercise independent judgment.

  •
  Have held positions of leadership.

  •
  Have business or professional skills and experience that will contribute to the effectiveness of the Board and its committees, taking into consideration the skills and experience of current directors.

  •
  Have an expressed interest in serving as a director in order to foster long-term value for the corporation's stockholders and have the ability to understand, and exercise sound judgment on, issues related to the corporation's goals.

  •
  Understand the interests of the corporation's key stakeholders, including stockholders, customers, employees, and communities, and intend to act in the interest of all stockholders rather than any particular stockholder constituency.

  •
  In the light of their other commitments, including service on other public company boards, be willing and able to devote the time and effort necessary to serve as an effective director, including preparation for Board and committee meetings.

       In addition, the Board and the committee look for nominees who reflect a diversity of experience and viewpoints. The Board expects each non-employee director to be free of interests or affiliations that could give rise to a biased approach to directorship responsibilities or a conflict of interest and free of any significant relationship with the corporation which would interfere with the director's exercise of independent judgment. All nominees for election also must comply with the applicable requirements of the corporation's bylaws, which are posted on allstate.com. Executive officers of the corporation may not serve on boards of other corporations whose executive officers serve on the Board of the corporation.

       Periodically, the Nominating and Governance Committee reviews our director selection criteria to ensure that they continue to appropriately reflect the issues that should be considered in evaluating director candidates as new developments affect Allstate, the economy, and the regulatory environment.

       The skills and experiences reviewed by the Nominating and Governance Committee in naming nominees for election at the 2011 annual meeting of stockholders are set forth in the matrix below. The matrix reflects the current skills and experiences of the directors that are important to achieving the corporation's strategic vision and operating priorities, including improving our operating results, growing our businesses profitably, and differentiating ourselves from the competition by reinventing our business. An "✓" in the chart indicates that director possesses that particular skill or experience. The lack of a "✓" does not mean the director does not possess that qualification or skill, but rather that the Nominating and Governance Committee did not consider that skill or experience when evaluating that particular nominee for election.

Board of Directors

Skills and Experiences	F. Duane Ackerman	Robert D. Beyer	W. James Farrell	Jack M. Greenberg	Ronald T. LeMay	Andrea Redmond	H. John Riley, Jr.	Joshua I. Smith	Judith A. Sprieser	Mary Alice Taylor	Thomas J. Wilson

Leadership and Management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Accounting and Finance	✓	✓		✓	✓				✓	✓	✓

Risk Management	✓	✓	✓	✓	✓				✓	✓	✓

Investment Management		✓									✓

Global Operations and Economics		✓	✓	✓					✓		✓

Executive Compensation and Talent Management		✓	✓	✓	✓	✓	✓	✓			✓

Technology	✓				✓		✓		✓	✓

Innovation and Consumer Focus				✓	✓			✓	✓	✓	✓

Corporate Governance and Compliance	✓		✓	✓	✓	✓	✓	✓	✓	✓

Strategy Formation			✓	✓	✓	✓		✓		✓	✓

Highly Regulated Industries	✓	✓		✓	✓						✓

Civic Involvement	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓

       The Nominating and Governance Committee initiates a director search by seeking input from the chief executive officer and other directors. The committee also may retain a third party search firm to identify potential candidates. The committee initiates contact with preferred candidates and keeps the full Board informed of the status of candidate evaluations. The committee approves final candidates who are then presented to the Board for endorsement and approval. The invitation to join the Board may be extended by the full Board, the committee chair, or the chairman of the Board. The Board is ultimately responsible for naming the nominees for election.

       The Nominating and Governance Committee will consider candidates recommended by a stockholder in the same manner as all other candidates recommended by other sources. A stockholder may make a director candidate recommendation at any time of the year by writing to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite A3, Northbrook, Illinois 60062-6127. A stockholder also may directly nominate someone for election as a director at a stockholders meeting. Under our bylaws, a stockholder may nominate a candidate at the 2012 annual meeting of stockholders by providing advance notice to Allstate that is received between January 18, 2012, and February 17, 2012. The notice must be sent to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite A3, Northbrook, Illinois 60062-6127 and must meet the requirements set forth in the corporation's bylaws. A copy of the bylaws is available from the Office of the Secretary upon request or can be accessed on the Corporate Governance portion of allstate.com.

Majority Votes in Director Elections

       In accordance with Allstate's bylaws, each director must be elected by a majority of the votes cast.

Management Proposals to Be Voted On

Proposal 1
Election of Directors

______________________________________________

        The Board is recommending 11 nominees for election to the Allstate Board for one year terms beginning May 2011. This is a talented slate of nominees both individually and as a team. They bring a full complement of business and leadership skills to their oversight responsibilities. One-half have been CEOs of public companies for an average of eight years, which facilitates a thoughtful but diverse decision making process. Best practices from other companies are also adapted to Allstate's specific circumstances as many of the nominees serve on other public company boards.

       The nominees are both individually and collectively fully committed to Allstate. Board attendance has averaged 97% for committee and board meetings. The Board fulfills its fiduciary obligations to stockholders with great expertise, care, and diligence. This independent strength is important to serving Allstate's stockholders.

       Each nominee for the Board was previously elected by the stockholders at Allstate's annual meeting of stockholders on May 18, 2010, and has served continuously since then. The terms of all directors will expire at this annual meeting in May 2011. The Board expects all nominees named in this proxy statement to be available for election. If any nominee is not available, then the proxies may vote for a substitute. Background information on each individual nominee and the rationale for their nomination is listed below. Meeting attendance rates are based on committee membership at the time of each meeting. Committee membership changed for some directors during 2010. Current committee membership is indicated in bold. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held.

       The Board recommends that you vote for all of the director nominees listed in this proxy statement.

F. Duane Ackerman Age 68 Director since 1999 Independent	Chairman Emeritus of BellSouth Corporation, a communication services company, from December 2006 until his retirement in April 2007. Mr. Ackerman served as Chairman and Chief Executive Officer of BellSouth from mid-2005 through 2006, when it was merged into AT&T. He previously served BellSouth as Chairman, President and CEO from 1998 through mid-2005 and as President and CEO from 1997 to 1998. Mr. Ackerman is a past chairman of the National Council on Competitiveness, as well as a past chair of the National Security Telecommunications Advisory Committee.

Having served as a CEO of a publicly traded company for nearly a decade, Mr. Ackerman brings extensive executive leadership and management experience to his role as a director. Moreover, his experience as CEO of a highly regulated company like BellSouth gives him insight into how the complex insurance and financial services regulatory environment impacts Allstate. His telecommunications background is useful in evaluating management's increasing use of technology to connect employees, agencies, and customers. In addition, his experience in risk management, evaluating financial statements, and supervising the chief financial officer of BellSouth make him a valued member of the Audit Committee. As a member of the Nominating and Governance Committee, he draws on his experience leading BellSouth, as well as his tenure as a director at both Home Depot and United Parcel Service, in evaluating corporate governance issues.

Key Areas of Experience:

• Highly Regulated Industries			• Technology
• Accounting and Finance			• Corporate Governance and Compliance
• Risk Management			• Leadership and Management

Committee Membership	Attendance		Public Board Membership of Previous Five Years:

Audit	8 of 8	100%	UPS Corporation	2007—present
Nominating and Governance	3 of 3	100%	Home Depot	2007—present
Compensation and Succession	4 of 4	100%

Robert D. Beyer Age 50 Director since 2006 Independent	Chairman of Chaparal Investments LLC, a private investment firm and holding company which he founded in 2009. Chaparal manages a diverse portfolio of operating, financial, and real estate assets. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. Mr. Beyer previously served as President and Chief Investment Officer from 2000 until 2005 of Trust Company of the West, the principal operating subsidiary of TCW. Mr. Beyer is a former director of Société Générale Asset Management, S.A. and The TCW Group, Inc.

As the former CEO of TCW and the leader of its principal operating subsidiary, Mr. Beyer has extensive executive leadership and management experience with investment portfolios comparable in size to Allstate's and with highly regulated industries like insurance. He has exceptional insight into Allstate's investment operations and the regulatory complexity of the financial services industry. While at TCW, he also conceived and developed the firm's risk management infrastructure, an experience which is useful to the Allstate Board in performing its risk management oversight functions. His experience leading a global investment management firm provides him insight into today's global economy. His experience as a CEO and as a member of the Kroger board with respect to overseeing compensation programs makes him a valued member of the Compensation and Succession Committee. As a member of the Audit Committee, he draws on his experience as Chair of Kroger's Financial Policy Committee, as well as his prior experience in evaluating financial statements and supervising financial and accounting executives. His abilities and service as a director were recognized by his peers, who selected Mr. Beyer as an Outstanding Director in 2008 as part of the Outstanding Directors Program of the Financial Times.

Key Areas of Experience:

• Investment Management			• Accounting and Finance
• Highly Regulated Industries			• Risk Management
• Executive Compensation and Talent			• Global Operations and Economics
Management			• Leadership and Management

Committee Membership	Attendance		Public Board Membership of Previous Five Years:

Audit	5 of 5	100%	The Kroger Company	1999—present
Compensation and Succession	7 of 7	100%

W. James Farrell Age 67 Director since 1999 Independent	From May 1996 until his retirement in May 2006, Mr. Farrell served as Chairman of Illinois Tool Works Inc., a manufacturer of highly engineered fasteners, components, assemblies, and systems, with operations in 54 countries and over 65,000 employees. He served Illinois Tool Works as Chief Executive Officer from September 1995 until August of 2005. Previously, he served in many leadership positions at Illinois Tool Works, including a number of general manager and vice president positions.

Mr. Farrell has considerable leadership and management expertise from over ten years of experience as Chairman and CEO of Illinois Tool Works. That knowledge of global operations and economics gives him keen insight in evaluating the strategies and operating plans of Allstate's business units. His experience leading a large, publicly traded company gives him an in-depth understanding of corporate governance issues, which is critical in his service as Chair of the Nominating and Governance Committee and as a member of the Executive Committee. His experience in managing compensation programs and talent makes him a valued member of the Compensation and Succession Committee.

Key Areas of Experience:

• Corporate Governance and Compliance			• Global Operations and Economics
• Executive Compensation and Talent			• Risk Management
Management			• Strategy Formation
• Leadership and Management

Committee Membership	Attendance		Public Board Membership of Previous Five Years:

Compensation and Succession	7 of 7	100%	3M Corporation	2006—present
Executive	1 of 1	100%	Abbott Laboratories	2006—present
Nominating and Governance (Chair)	6 of 6	100%	UAL Corporation	2001—present

Jack M. Greenberg Age 68 Director since 2002 Independent	Chairman of The Western Union Company, a money transfer service firm, since September 2006. Chairman of Innerworkings, Inc., a global provider of print and promotional services, since June of 2010. Chairman and Chief Executive Officer of McDonald's Corporation from May 1999 until his retirement in 2002.
Having served in leadership positions of two publicly traded companies, Mr. Greenberg brings extensive executive leadership and management experience to the Board. Mr. Greenberg's experience leading McDonald's Corporation, with its large franchise organization, and serving as Chairman and a board member of Western Union, with its worldwide independent network, provides valuable perspective in understanding today's global economy and its effect on Allstate, its customers, its agencies, as well as its operations across the U.S. and Canada. As leader of both McDonald's and Western Union, Mr. Greenberg has experience in consumer focused businesses, which is particularly relevant to Allstate's current operating priority to differentiate ourselves from the competition by reinventing our business. His experience in managing compensation programs and talent makes him a valued member of the Compensation and Succession Committee. As a member of the Audit Committee, he draws on his extensive experience in evaluating financial statements and supervising financial and accounting executives as the Chief Financial Officer at McDonald's Corporation and his expertise as an attorney, a certified public accountant, and a member of the American Institute of Certified Public Accountants.

Key Areas of Experience:

• Innovation and Consumer Focus			• Accounting and Finance
• Global Operations and Economics			• Strategy Formation
• Risk Management			• Executive Compensation and Talent
• Leadership and Management			Management
• Corporate Governance and Compliance			• Highly Regulated Industries

Committee Membership	Attendance(1)		Public Board Membership of Previous Five Years:

Audit	7 of 8	87%	Hasbro, Inc.	2003—present
Compensation and Succession	7 of 7	100%	Innerworkings, Inc.	2007—present
			Manpower, Inc.	2003—present
			The Western Union Company	2006—present
			Abbott Laboratories	2001—2007

(1) Mr. Greenberg missed one audit committee meeting due to a prior business commitment.

Ronald T. LeMay Age 66 Director since 1999 Independent	Chairman of Aircell Corporation since July 2006, Mr. LeMay also served as its Chief Executive Officer from July 2009 to February 2010. Executive Chairman of E-Recycling Corporation since 2010. Mr. LeMay previously served as Industrial Partner of Ripplewood Holdings, LLC, a private equity fund, from October 2003 until February of 2009, and as Executive Chairman and Chief Executive Officer of Last Mile Connections, Inc. from September 2005 and October 2006, respectively, until August 2009. Mr. LeMay also has been Chairman of October Capital since February 2000, and Chairman of Razorback Capital since August 2006. Both companies are private investment companies. He serves in various board and executive capacities in the portfolio companies of October Capital and Razorback Capital. Mr. LeMay is also President and Managing Director of OpenAir Ventures, a venture capital firm he formed in September 2008 to make early stage investments in wireless communications companies. Previously, Mr. LeMay served as Representative Executive Officer of Japan Telecom from November 2003 until the sale of the company in July 2004 and as President and Chief Operating Officer of Sprint Corporation from October 1997 until April 2003.

Mr. LeMay has broad operational and leadership experience from serving as the chief operating officer of Sprint for over five years and as Chairman of October Capital for over ten years. His counsel is helpful in developing operational plans and related change management initiatives. Mr. LeMay's experience in the telecommunications field provides him with insight into operating in a highly regulated industry, as well as the use of new technologies to drive innovation. His financial oversight experience and his experience with compensation issues make him an effective member of both the Audit Committee and the Compensation and Succession Committee.

Key Areas of Experience:

• Technology			• Accounting and Finance
• Highly Regulated Industries			• Strategy Formation
• Innovation and Consumer Focus			• Executive Compensation and Talent
• Leadership and Management			Management
• Risk Management			• Corporate Governance and Compliance

Committee Membership	Attendance(1)		Public Board Membership of Previous Five Years:

Audit	7 of 8	87%	Imation Corporation	1996—present
Compensation and Succession	6 of 7	87%

(1) Mr. LeMay did not attend the February board and committee meetings due to an emergency medical situation in his family.

Andrea Redmond Age 55 Director since 2010 Independent	Independent consultant with over twenty years of experience providing executive recruiting, succession planning, and talent management services. Previously, Ms. Redmond was Managing Director and Co-Head of the CEO/Board Services Practice at Russell Reynolds Associates Inc., a global executive search firm, and led the firm's insurance practice for more than ten years. Ms. Redmond's civic involvement includes service as a director of Children's Memorial Hospital, Northwestern Memorial Hospital, and LivingWell Cancer Resource Center.

Ms. Redmond's extensive experience with succession planning and talent management results from conducting numerous assignments to recruit and place chief executive officers in a number of high profile companies across industries including financial services, technology, transportation, consumer products, and health care. She has also served clients in the recruitment of directors for corporate boards, including those of a number of publicly traded companies. Ms. Redmond's exposure to business issues across a wide range of industries provides a broad perspective on strategic and operational priorities. Her experience helping companies identify and recruit leaders capable of building high performance organizations is also useful to the Board in evaluating Allstate's current leadership as well as recruiting new executives and directors, and has been valuable in her service on both the Compensation and Succession Committee and Nominating and Governance Committee.

Key Areas of Experience:

• Executive Compensation and Talent			• Strategy Formation
Management			• Corporate Governance and Compliance
• Leadership and Management

Committee Membership	Attendance		Public Board Membership of Previous Five Years:

Compensation and Succession	5 of 5	100%	None
Nominating and Governance	5 of 5	100%

H. John Riley, Jr. Age 70 Director since 1998 Independent	Chairman of Cooper Industries, Ltd., a diversified manufacturer of electrical products, tools, and hardware, from April 1996 until his retirement in February 2006. Mr. Riley previously served Cooper Industries as Chairman and Chief Executive Officer from April 1996 until May 2005 and as Chairman, President and CEO from April 1996 until August 2004.

Mr. Riley has extensive executive leadership and management experience from nearly a decade of leading Cooper Industries, Ltd., a large publicly traded company. This experience, which is enhanced by his service on the board of Baker Hughes Incorporated as its lead director and as chair of its compensation committee, serves him well as Chair of the Compensation and Succession Committee and as a member of the Nominating and Governance Committee and Executive Committee. Mr. Riley's background as former head of a worldwide manufacturer of electrical products, tools, and hardware is valuable in evaluating how Allstate's operations and technology connect employees, agencies, and customers.

Key Areas of Experience:

• Executive Compensation and Talent			• Technology
Management			• Corporate Governance and Compliance
• Leadership and Management

Committee Membership	Attendance		Public Board Membership of Previous Five Years:

Compensation and Succession	7 of 7	100%	Baker Hughes, Inc.	2007—present
(Chair)			Westlake Chemical Corporation	2007—present
Executive	1 of 1	100%
Nominating and Governance	6 of 6	100%

Joshua I. Smith Age 70 Director since 1997 Independent	Chairman and Managing Partner since 1999 of The Coaching Group, a management consulting firm. Previously, he was founder, Chairman and Chief Executive Officer of The MAXIMA Corporation, a 20-year old consultancy that achieved a national reputation as one of the top African-American owned and fastest-growing firms in the United States. Appointed by President George H.W. Bush, he has served as Chairman of the U.S. Commission on Minority Business Development, as a member of the Executive Committee of the 1990 Economic Summit of Industrialized Nations, and as a director of the John F. Kennedy Center for the Performing Arts. He was a Member of the Board of the Maryland Small Business Development Finance Authority and Chairman of a special Task Force on Minority Business Reform for the Governor of the State of Maryland. He was also Chairman of the National Urban Coalition and a member of the National Fund Raising Campaign Committee of the NAACP.

With over a decade of experience leading The Coaching Group, Mr. Smith has extensive executive leadership and management experience. In addition, he has considerable expertise with entrepreneurial enterprises, specifically with small, minority and women owned businesses, an important asset in considering Allstate's relationships with its agencies in pursuit of Allstate's goals. As a member of the Nominating and Governance Committee, Mr. Smith draws on his experience in evaluating corporate governance issues as a director of three large publicly traded companies. His experience as a coach, advisor, and consultant to chief executive officers as Chairman and Managing Partner of The Coaching Group give him insights into the requirements for effective executive leadership that make him a valued member of the Compensation and Succession Committee.

Key Areas of Experience:

• Innovation and Consumer Focus			• Executive Compensation and Talent
• Corporate Governance and Compliance			Management
• Strategy Formation			• Leadership and Management

Committee Membership	Attendance(1)		Public Board Membership of Previous Five Years:

Compensation and Succession	3 of 3	100%	Caterpillar, Inc.	1993—present
Nominating and Governance	5 of 6	83%	Comprehensive Care Corporation	2009—present
Audit	3 of 3	100%	Federal Express Corporation	1989—present

(1) Mr. Smith missed a nominating and governance committee meeting because of a conflicting business obligation abroad.

Judith A. Sprieser Age 57 Director since 1999 Independent	Chief Executive Officer of Transora, Inc., a technology software and services company from September 2000 until March 2005. Previously, Ms. Sprieser served in a number of key leadership roles for the Sara Lee Corporation from 1987 until 2000, including Executive Vice President, Chief Executive Officer of Sara Lee's Food Group, and Chief Financial Officer. Ms. Sprieser is a Certified Public Accountant.

Ms. Sprieser's leadership of Transora, Inc., a start-up technology software development and services company, provides her with important insights in evaluating Allstate's business operations and initiatives to drive change and innovation in the insurance and financial services markets. Her considerable experience in evaluating financial statements and supervising financial and accounting executives, which includes several years of service as Chief Financial Officer of the Sara Lee Corporation, makes her particularly well-suited to serve as Chair of the Audit Committee and as a member of the Executive Committee. As a member of the Nominating and Governance Committee she draws on her extensive experience in evaluating corporate governance issues on the boards of other publicly traded companies. Moreover, her service on the boards of international companies gives her insight into the global economy and its effect on Allstate's business operations across the U.S. and Canada.

Key Areas of Experience:

• Technology			• Accounting and Finance
• Leadership and Management			• Risk Management
• Innovation and Consumer Focus			• Corporate Governance and Compliance
• Global Operations and Economics

Committee Membership	Attendance		Public Board Membership of Previous Five Years:

Audit (Chair)	8 of 8	100%	Experian plc	2010—present
Executive	1 of 1	100%	IntercontinentialExchange Inc.	2004—present
Nominating and Governance	6 of 6	100%	Reckitt Benckiser Group plc	2003—present
			Royal Ahold NV	2006—present
			Adecco SA	2008—2010
			USG Corporation	1994—2010
			CBS Corporation	2005—2006
			Kohl's Corporation	2003—2006

Mary Alice Taylor Age 61 Director since 2000 Independent	Mrs. Taylor is an active independent business executive with extensive experience in senior executive positions with Fortune 100 companies. Before her retirement in 2000, she served as Chairman and Chief Executive Officer of Webvan Group, Inc. and as Chairman and Chief Executive Officer of HomeGrocer.com. Prior to that, she was Corporate Executive Vice President of Citicorp and Senior Vice President at FedEx Corporation. Mrs. Taylor has served on several major public company boards. Currently, she sits on the board of Blue Nile, Inc., where she has been lead independent director since 2004, is the Chairperson of the Nominating and Governance Committee, and is a member of the Audit Committee.

Allstate benefits from Mrs. Taylor's experience in top level executive positions, including roles in technology, finance, operations, and distribution logistics at large publicly traded companies such as Citigroup and FedEx Corporation. Furthermore, Mrs. Taylor's supervisory experience in financial management roles makes her an effective member of the Audit Committee. As a member of the Nominating and Governance Committee, Ms. Taylor draws on her experience in evaluating corporate governance issues from her years working as an executive and serving on the boards of large publicly traded companies.

Key Areas of Experience:

• Technology			• Accounting and Finance
• Strategy Formation			• Risk Management
• Innovation and Consumer Focus			• Corporate Governance and Compliance
• Leadership and Management

Committee Membership	Attendance		Public Board Membership of Previous Five Years:

Audit	8 of 8	100%	Blue Nile, Inc.	1999—present
Nominating and Governance	3 of 3	100%
Compensation and Succession	4 of 4	100%

Thomas J. Wilson Age 53 Director since 2006 Not Independent—Management	Chairman since May 2008 and President and Chief Executive Officer of Allstate since January 2007. Mr. Wilson previously served as President and Chief Operating Officer (June 2005 until January 2007), President of Allstate Protection (2002 to 2006), and as Chairman and President of Allstate Financial (1999 to 2002). He joined Allstate in 1995 from Sears, Roebuck and Co., where he was vice president of strategy and analysis.

        Mr. Wilson's 16-year career with Allstate, culminating in his appointment as Chairman, President and Chief Executive Officer, is one in which he has been entrusted with a number of key leadership roles throughout the enterprise. Through these roles he has developed a thorough and in-depth understanding of Allstate's business, including its employees, agencies, products, investments, customers, and investors. Operating profits grew rapidly during his leadership of Allstate Financial. Allstate Protection grew auto market share and substantially increased underwriting income under Mr. Wilson's leadership from 2002 through 2006. In 2007, as President and Chief Executive Officer, he lead the creation and implementation of a risk and return optimization program which helped Allstate weather the financial market crisis which began in 2008. He also assembled and leads the senior management team.
Mr. Wilson also actively represents Allstate in industry and the community. He holds leadership positions in leading business organizations including The Financial Services Roundtable (Chair-Elect), the U.S. Chamber of Commerce (Executive Committee), and the Property-Casualty CEO Roundtable (Deputy Chair). His civic involvement includes the Federal Reserve Bank of Chicago (Deputy Chair), The Economic Club of Chicago (Executive Committee), and board memberships at Rush University Medical Center, the Museum of Science and Industry, and Catalyst (a non-profit organization working to advance women in business).

Key Areas of Experience:

• Leadership and Management			• Risk Management
• Strategy Formation			• Highly Regulated Industries
• Innovation and Consumer Focus			• Accounting and Finance
• Executive Compensation and Talent			• Global Operations and Economics
Management			• Investment Management

Committee Membership	Attendance		Public Board Membership of Previous Five Years:

Executive (Chair)	1 of 1	100%	None

Director Compensation

       The following table summarizes the compensation of each of our non-employee directors during 2010 for his or her services as a member of the Board and its committees.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Mr. Ackerman	52,500		150,020	202,520
Mr. Beyer	52,500		150,020	202,520
Mr. Farrell(2)	63,750	(3)	150,020	213,770
Mr. Greenberg	52,500		150,020	202,520
Mr. LeMay	52,500		150,020	202,520
Ms. Redmond	52,500		212,534	265,034
Mr. Riley, Jr.(4)	63,750		150,020	213,770
Mr. Smith	52,500		150,020	202,520
Ms. Sprieser(5)	67,500		150,020	217,520
Mrs. Taylor	52,500	(6)	150,020	202,520

(1)
The aggregate grant date fair value of restricted stock units is based on the market value of Allstate stock as of the date of the grant. The final closing price in part reflects the payment of future dividends expected. For the annual restricted stock unit awards granted to each director on June 1, 2010, the market value of Allstate stock on the grant date was $29.66. The aggregate grant date fair value of the annual 2010 restricted stock unit awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, was $150,020 for each director. Pursuant to the director compensation policy, Ms. Redmond received an award when she joined the Board in January 2010. The market value of Allstate stock on the grant date was $30.04. The aggregate grant date fair value of the award, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, was $62,514. Each restricted stock unit entitles the director to receive one share of Allstate stock on the conversion date. The aggregate number of restricted stock units outstanding as of December 31, 2010, for each director is as follows: Mr. Ackerman—20,797, Mr. Beyer—16,797, Mr. Farrell—20,797, Mr. Greenberg—20,797, Mr. LeMay—20,797, Ms. Redmond—7,139, Mr. Riley—20,797, Mr. Smith—20,797, Ms. Sprieser—20,797, and Mrs. Taylor—20,797. Restricted stock unit awards granted before September 15, 2008, convert into stock one year after termination of Board service, or upon death or disability if earlier. Restricted stock unit awards granted on or after September 15, 2008, convert into stock upon termination of Board service, or upon death or disability if earlier.

Non-employee directors no longer receive stock options as part of their compensation and no option awards were granted in 2009 and 2010. The aggregate number of options outstanding as of December 31, 2010, under prior option awards for each director is as follows: Mr. Ackerman—32,000, of which 30,666 were exercisable, Mr. Beyer—10,667, of which 9,333 were exercisable, Mr. Farrell—32,000, of which 30,666 were exercisable, Mr. Greenberg—29,000, of which 27,666 were exercisable, Mr. LeMay—32,000, of which 30,666 were exercisable, Ms. Redmond—0 of which 0 were exercisable, Mr. Riley—32,000, of which 30,666 were exercisable, Mr. Smith—27,999, of which 26,665 were exercisable, Ms. Sprieser—32,000, of which 30,666 were exercisable, and Mrs. Taylor—32,000, of which 30,666 were exercisable.

(2)
Chair of the Nominating and Governance Committee.

(3)
Mr. Farrell elected to receive 20% of his cash retainer in stock.

(4)
Chair of the Compensation and Succession Committee.

(5)
Chair of the Audit Committee; Chair of a non-standing committee of the Board until July 13, 2010.

(6)
Mrs. Taylor elected to receive 100% of her cash retainer in stock.

       Beginning June 1, 2010, the timing of our director cash retainer payments changed from annual to quarterly payments to better align service periods and payments. On June 1, September 1, and December 1, 2010, each non-employee director was entitled to a $17,500 quarterly cash retainer and each committee chair was entitled to an additional $3,750 quarterly cash retainer. On June 1, 2010, each non-employee director received an annual award of restricted stock units under the 2006 Equity Compensation Plan for Non-Employee Directors, as amended and restated. The number of restricted stock units granted to each director was equal to $150,020 divided by the fair market value of a share of our stock on June 1, 2010. No meeting fees or other professional fees are paid to the directors. In addition, under Allstate's Deferred Compensation Plan for Non-Employee Directors, directors may elect to defer their retainers to an account that generates earnings based on: (a) the market value of, and dividends paid on, Allstate common shares (common share units); (b) the average interest rate payable on 90-day dealer commercial paper; (c) Standard & Poor's 500 Composite Stock Price Index, with dividends reinvested; or (d) a money market fund. No director has voting or investment powers in common share units, which are payable solely in cash. Subject to certain restrictions, amounts deferred under the plan, together with earnings thereon, may be transferred between accounts and are distributed after the director leaves the Board in a lump sum or over a period not to exceed ten years.

       In September 2010, the Board approved an increase in director cash retainers. Beginning June 1, 2011, each non-employee director will be entitled to a quarterly cash retainer of $22,500, and each non-employee director who serves as a chair of a Board committee, other than the Audit Committee, shall be entitled to receive an additional quarterly chair fee for each such chair in the amount of $5,000, and the non-employee director who serves as a chair of the Audit Committee shall be entitled to receive an additional quarterly chair fee in the amount of $6,250.

       Restricted stock unit awards granted on or after September 15, 2008, provide for delivery of the underlying shares of Allstate common stock upon the earlier of (a) the date of the director's death or disability or (b) the date the director leaves the Board. Restricted stock unit awards granted before September 15, 2008, provide for delivery of the underlying shares of Allstate common stock upon the earlier of (a) the date of the director's death or disability or (b) one year after the date the director leaves the Board. Each restricted stock unit includes a dividend equivalent right that entitles the director to receive a payment equal to regular cash dividends paid on Allstate common stock. Under the terms of the restricted stock unit awards, directors have only the rights of general unsecured creditors of Allstate and no rights as stockholders until delivery of the underlying shares.

       In accordance with the terms of the 2006 Equity Compensation Plan for Non-Employee Directors, the exercise price of the stock option awards is equal to the fair market value of Allstate common stock on the date of grant. For options granted in 2007 through 2008, the fair market value is equal to the closing sale price on the date of the grant, and for options granted prior to 2007, fair market value is equal to the average of high and low sale prices on the date of grant, and, in each case, if there was no such sale on the date of grant, then on the last previous day on which there was a sale. The options become exercisable in three substantially equal annual installments and expire ten years after grant. The unvested portions of a director's outstanding options fully vest upon his or her mandatory retirement pursuant to Board policies. Stock option repricing is not permitted. An outstanding stock option will not be amended to reduce the option exercise price. However, the plan permits repricing in an event such as equity restructuring (such as a split) or a change in corporate capitalization (such as a merger).

       As detailed in our Corporate Governance Guidelines, the corporation maintains stock ownership guidelines for our non-employee directors. Within five years of joining the Board, each director is expected to accumulate an ownership position in Allstate securities equal to five times the value of the annual cash retainer paid for board service. Except for Ms. Redmond, every director has met the ownership guideline. Ms. Redmond joined the Board on January 1, 2010, and has until January 1, 2015, to meet the guideline.

Proposal 2
Ratification of Appointment of
Independent Registered Public Accountant

______________________________________________

        The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as Allstate's independent registered public accountant for 2011. The Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification consistent with its long-standing prior practice. If the selection is not ratified by the stockholders, the committee may reconsider its selection.

       The Audit Committee has adopted a Policy Regarding Pre-Approval of Independent Registered Public Accountant's Services. The Policy is attached as Appendix A to this Notice of Annual Meeting and Proxy Statement. All of the services provided by Deloitte & Touche LLP in 2010 and 2009 were approved by the committee.

       The following fees have been, or are anticipated to be, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for professional services rendered to Allstate for the fiscal years ending December 31, 2010, and December 31, 2009.

	2010	2009(5)
Audit Fees(1)	$8,859,500	$8,424,515
Audit Related Fees(2)	$735,300	$1,024,775
Tax Fees(3)	$5,500	$48,200
All Other Fees(4)	$25,300	$27,345

Total Fees	$9,625,600	$9,524,835

(1)
Fees for audits of annual financial statements, reviews of quarterly financial statements, statutory audits, attest services, comfort letters, consents, and review of documents filed with the Securities and Exchange Commission. Audit Fees for 2009 reflect a credit for a fee reduction of $310,735. The amount disclosed does not reflect reimbursed audit fees received from non-Deloitte entities in the amounts of $90,000 and $305,400 for 2010 and 2009, respectively.

(2)
Audit Related Fees pertain to professional services such as accounting consultations relating to new accounting standards, and audits and other attest services for non-consolidated entities (i.e. employee benefit plans, various trusts, The Allstate Foundation, etc.) and are set forth below.

	2010	2009
Audits and other Attest Services for Non-consolidated Entities	$435,300	$438,670
Adoption of new accounting standards	$246,600	$181,995
Investment Related Research	$—	$89,760
Other Audit Related Fees	$53,400	$314,350

Audit Related Fees	$735,300	$1,024,775
(3)
Tax Fees include income tax return preparation and compliance assistance.

(4)
All Other Fees relate to coordination of work for a department of insurance exam.

(5)
Total Fees for 2009 have been adjusted to reflect an increase of $161,630 not included in the prior year's proxy statement. The adjusted amount reflects $233,140 not billed until 2010, partially offset by reimbursements of fees totaling $71,510.

       Representatives of Deloitte & Touche LLP will be present at the meeting, will be available to respond to questions, and may make a statement if they so desire.

       The Board of Directors recommends that stockholders vote for the ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2011 as proposed.

Proposal 3
Approval of Proposed Amendment
to the Certificate of Incorporation
Granting to Holders of not Less than 20% of the
Corporation's Outstanding Shares the Right to Call
a Special Meeting of Stockholders

______________________________________________

        The Board is proposing an amendment (the "Amendment") to Article Seventh of the corporation's certificate of incorporation to grant holders of not less than 20% of the outstanding common stock the right to require that a special meeting be called, subject to the bylaw procedures described below. The Board undertook a review of this governance issue in 2010 and, upon the recommendation of the Nominating and Governance Committee, has unanimously adopted a resolution declaring the advisability of the Amendment and recommending its approval by the stockholders.

       The proposed Amendment demonstrates the Board's responsiveness to stockholders' support for the right to call special meetings and promotes good governance in a cost-effective and efficient manner. At the 2010 Annual Meeting, a stockholder proposal for the right of 10% of stockholders to call a special meeting received a 55% affirmative vote, which represented 40% of total outstanding shares. The Board supports the concept of greater stockholder access, but believes that a 20% threshold strikes a better balance than a 10% threshold in terms of enhancing stockholder rights and protecting against the risk that a small percentage of stockholders could trigger a meeting to pursue special interests at significant expense and distraction to the corporation. In arriving at the ownership threshold, the Board engaged the services of legal and investment banking experts to ensure a holistic analysis was used to set a threshold that would be most appropriate for Allstate and its stockholders. The Board's analysis took into account the composition of its stockholder base and the size of their holdings, as well as the ability of opportunistic investors with short-term goals to accumulate large positions in Allstate's stock easily. The Board also received direct input from some of Allstate's largest investors about the ownership threshold that they recommended would be most suitable for Allstate. The proposed threshold is also consistent with the proposition that special meetings should be limited to extraordinary matters or significant strategic concerns that require stockholder attention between annual meetings of stockholders. The Board believes it has chosen the appropriate threshold for Allstate and its stockholders.

       If the Amendment is approved, holders of not less than 20% of the outstanding common stock will have the right to require that a special meeting be called, subject to certain bylaw procedures. These bylaw procedures will be amendments to the current bylaws and include, among other things, the procedural requirements for one or more stockholders to require that a special meeting be called, including information identifying such stockholders; the purpose of the meeting and the matters proposed to be acted upon at the meeting; the text of any resolutions proposed for consideration; any material interest of each such stockholder in such business; and a description of any agreement, arrangement, or understanding between each such stockholder and any other person or persons in connection with such proposal or business or the shares of any such stockholder. The corporation believes its bylaw requirements will help protect stockholders' interests generally and are not unduly burdensome. The Board will adopt these bylaw amendments to become effective upon stockholder approval of the Amendment.

       To be approved, the Amendment must receive the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote on the Amendment. If the Amendment is approved by the stockholders, it will become effective upon its being filed with the Secretary of State of the State of Delaware, which the corporation intends to do promptly following action by stockholders at the 2011 Annual Meeting. If the Amendment is not approved by the requisite vote, then the Amendment will not be filed with the Secretary of State of the State of Delaware and the bylaw amendments will not become effective. Absent the approval of the Amendment, our stockholders will not have the ability to require that a special meeting of stockholders be called.

       A copy of the Amendment is attached as Appendix B to this proxy statement.

       The Board of Directors recommends that stockholders vote for the approval of the amendment to the certificate of incorporation.

Proposal 4
Approval of Proposed Amendment
to the Certificate of Incorporation Designating
a Forum for Certain Actions

______________________________________________

        The Board is proposing an amendment (the "Amendment") to the corporation's certificate of incorporation to add a new Article Tenth designating the Court of Chancery of the State of Delaware the sole and exclusive forum for certain legal actions unless otherwise consented to by the corporation. This designation of the Court of Chancery would apply to any derivative action or proceeding brought on behalf of the corporation, any action asserting a claim of breach of fiduciary duty owed by any director, officer, or other employee of the corporation to the corporation or its stockholders, any action asserting a claim against the corporation arising out of a provision of the General Corporation Law of the State of Delaware or the corporation's certificate of incorporation or bylaws, or any action asserting a claim against the corporation governed by the internal affairs doctrine.

       The proposed amendment provides numerous benefits to the corporation and its stockholders. Specifically, the corporation and its stockholders benefit from having disputes resolved by the Delaware Court of Chancery, which is widely regarded as the preeminent court for the determination of disputes involving a corporation's internal affairs in terms of precedent, experience, and focus. The Delaware Chancery Court is comprised of experienced jurists who have a deep understanding of Delaware corporate law and long standing precedents regarding corporate governance. Delaware's well-developed body of case law provides stockholders with more certainty with respect to the outcome of intra-corporate disputes. By ensuring that intra-corporate disputes are heard in a Delaware court, the corporation and its stockholders avoid costly and duplicative litigation, the risk that Delaware law would be misapplied by a court in another jurisdiction, and the risk of inconsistent outcomes when two similar cases proceed in different courts. Lastly, the Delaware Court of Chancery is typically able to resolve corporate disputes on an accelerated schedule, limiting the time, cost, and uncertainty of protracted litigation.

       To be approved, the Amendment must receive the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote on the Amendment. If the Amendment is approved by the stockholders, it will become effective upon its being filed with the Secretary of State of the State of Delaware, which the corporation intends to do promptly following action by stockholders at the 2011 Annual Meeting. If the Amendment is not approved by the requisite vote, then the Amendment will not be filed with the Secretary of State of the State of Delaware.

       A copy of the Amendment is attached as Appendix B to this proxy statement.

       The Board of Directors recommends that stockholders vote for the approval of the amendment to the certificate of incorporation.

Proposal 5
Advisory Vote on the Executive Compensation
of the Named Executive Officers

______________________________________________

        In accordance with the recently adopted Dodd-Frank Wall Street Reform and Consumer Protection Act, stockholders may vote to approve or not approve the following advisory resolution on the executive compensation of the named executive officers.

       RESOLVED, on an advisory basis, the stockholders of The Allstate Corporation approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and accompanying tables and narrative on pages 27-52 of the Notice of 2011 Annual Meeting and Proxy Statement.

       The Board of Directors recommends that stockholders vote for the resolution to approve the compensation of the named executive officers.

       Allstate's executive compensation program has been designed to attract, motivate, and retain highly talented executives to compete in our complex and highly regulated industry. Our compensation program includes base salary, annual cash incentives, and long term equity incentives. We encourage stockholders to read the Executive Compensation portion of this proxy statement for detailed discussion of our compensation program and policies. We believe our compensation program is appropriate and effective in implementing our compensation philosophy.

•
Executive compensation should be aligned with performance. Performance and compensation should be evaluated on an absolute basis and in comparison to similar companies.

•
Compensation should vary with Allstate's performance in achieving strategic and annual operating goals and long-term total stockholder return. As a result, executive compensation is divided between salary, annual cash incentives, and equity incentives (restricted stock units and stock options).

•
A significant portion of named executive compensation should be at risk. Consequently, the largest component of earned compensation is dependent on share price appreciation. Senior executives also have stock ownership guidelines. The chief executive officer is required to hold Allstate stock worth seven times salary, and each other named executive is required to hold four times salary.

•
Governance of our executive compensation program and payouts is vested in the Compensation and Succession Committee, which is comprised of independent directors and utilizes an independent third party compensation consultant. This committee modifies the program if necessary to improve effectiveness and adapt to changing market conditions. For example, a clawback feature was added to the Annual Executive Incentive Plan in 2009 and change-in-control agreements executed after 2010 will not have excise tax gross-up features.

The compensation of named executives has been consistent with our compensation philosophy over the last three years.

•
In 2010, annual cash incentive payments for Messrs. Wilson, Civgin, and Lacher and Ms. Mayes were below target as adjusted operating income per diluted share for the corporation and Allstate Protection measures were below target and threshold. Mr. Winter's annual cash incentive was the highest amongst the named executive officers as Allstate Financial's results were above target on all measures.

•
Mr. Wilson's annual cash incentive in 2008 was only 12% of target payout reflecting the negative impact the financial market meltdown had on annual results.

•
For 2010, there was no payout on the long-term cash incentive plan for the 2008-2010 cycle since the three year return on equity did not exceed the minimum hurdle rate due to the impact of 2008 results. This plan paid out at 45% and 50% of target respectively in 2008 and 2009 reflecting strong financial results in 2006 and 2007. This plan is no longer in place based on a compensation program design change made in 2009.

•
Stock options granted in February 2010 were essentially at-the-money at year-end as total stockholder return was 8.8% for the entire year. Stock options granted in 2009 are in-the-money due to the significant stock price appreciation in 2009. Stock options granted in 2008 are significantly out-of-the-money reflecting the decline in share price following the financial market meltdown in late 2008 and early 2009.

•
The absolute level of equity awards as a percentage of salary was unchanged for the named executive officers over the 2009-2010 period.

       The Board believes these results warrant approval of this advisory resolution on the compensation of the named executive officers. Although this advisory vote is non-binding, the Board and the Compensation and Succession Committee will carefully review and consider the voting results when evaluating our executive compensation program.

       The Board of Directors recommends that stockholders vote for the resolution to approve the compensation of the named executive officers.

Proposal 6
Advisory Vote on the Frequency of
Future Advisory Votes on Executive Compensation

______________________________________________

       In accordance with the recently adopted Dodd-Frank Wall Street Reform and Consumer Protection Act, in this Proposal 6 we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years, or every three years.

       After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every three years. We believe that this frequency is appropriate for a number of reasons, including:

•
A three year view is consistent with the nature of the insurance business and provides for a more appropriate view of our pay as it relates to performance. Evaluation on a shorter time frame would not be appropriate because of the inherent volatility of the property-casualty business caused by weather and catastrophes. In addition, since property-casualty claim costs are estimated annually the adjustments for actual costs are made over the subsequent years. The investment horizon for our investment portfolio is also typically longer than one year. The distinctive nature of the insurance business aligns appropriately with the multi-year horizon of a three year advisory vote on executive compensation.

•
Our executive compensation program is designed so that 60 to 70% of total compensation is tied to long-term stockholder value. Only 30 to 40% is paid in salary or annual cash incentives. Evaluation of this structure over a three year period is appropriate given the annual volatility in equity valuations and financial markets.

•
The Compensation and Succession Committee evaluates and approves executive compensation plans annually. All committee members are independent and they are assisted by an independent third party compensation consultant. Adjustments necessary to adapt to market changes between advisory votes can be effectively implemented with this governance structure.

       For these reasons, we encourage our stockholders to evaluate our executive compensation program over a three year horizon and to review our named executives' compensation over the past three fiscal years as reported in the Summary Compensation Table in the Executive Compensation portion of this proxy statement.

       Stockholders will be able to specify one of four choices for this proposal: three years, two years, one year, or abstain. Stockholders are not voting to approve or disapprove the Board's recommendation. While this advisory vote is non-binding on the Board of Directors, the Board intends to adopt the frequency that receives the support of stockholders.

       The Board of Directors recommends that you vote to conduct future advisory votes on executive compensation every three years.

Executive Compensation

______________________________________________

Compensation Committee Report

       The Compensation and Succession Committee ("the Committee") has reviewed and discussed the Compensation Discussion and Analysis, contained on pages 28 through 39 of this proxy statement, with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND SUCCESSION COMMITTEE

H. John Riley, Jr. (Chairman)
Robert D. Beyer W. James Farrell Jack M. Greenberg	Ronald T. LeMay Andrea Redmond Joshua I. Smith

Compensation Discussion and Analysis ("CD&A")

Executive Summary

Company Performance

       Allstate made continued progress on its business strategies in 2010 to position the corporation for long-term growth. Net income increased to $928 million in 2010 from $854 million in 2009. Book value per diluted share at December 31, 2010, was 14.5% higher than prior year end. Also in 2010, total stockholder return was 8.8%. In November, we commenced a $1.0 billion share repurchase program.

       Allstate Protection's 2010 results reflect its strategic initiatives and the continued impact of high catastrophe losses and increased auto claim frequency. Positive momentum in new business and in retention rates was offset by the effects of efforts to improve profitability in several large states. Allstate brand standard auto new issued applications increased 12.9% on a countrywide basis excluding Florida and California. Overall customer retention declined due in part to efforts to raise profitability in several large states. Underwriting profit was below the prior year due to increased auto claim frequency and higher catastrophe losses.

       Allstate Financial made great progress in strategically repositioning the business and lowering costs. Allstate Financial premiums and contract charges for underwritten products increased 12.2% in 2010. Allstate Financial reported net income of $58 million in 2010 compared to a net loss of $483 million in 2009.

       Our investment strategies were well timed and executed as we continued to stay long on corporate credit while reducing our municipal bond and real estate portfolios. As a result, the consolidated investment portfolio ended the year at $100.5 billion, $650 million higher than the end of 2009, with the improved valuation of the portfolio more than offsetting the impact of lower contractholder funds for Allstate Financial. Investment income was lower reflecting lower reinvestment rates and aggressive risk mitigation programs. These programs did lead to a positive $3.71 billion valuation increase as unrealized net capital gains were $1.39 billion as of December 31, 2010, improving from unrealized net capital losses of $2.32 billion as of December 31, 2009.

Pay for Performance

       Each year the Committee reviews the overall design of our executive compensation program to ensure compensation is aligned with both annual and long-term performance. At target levels of performance, annual and long-term incentive awards are designed to constitute a significant percentage of an executive's total core compensation and provide a strong link to Allstate's performance. Additionally, the delivery of the largest portion of incentive compensation through stock options provides even greater alignment with stockholder interests because the stock price must appreciate from the date of grant for any value to be delivered to executives. The following two charts demonstrate the pay mix at target for the chief executive officer and the average at target for the other named executives.

Mr. Wilson	Average of Other Named Executives

Compensation of Chief Executive Officer

       The incentive compensation paid to our chief executive officer over the last three years has varied with corporate performance.

  •
  Annual Incentives.  Annual incentive payments to Mr. Wilson have been below target for each of the last three years as the financial market crisis beginning in 2008 and high catastrophe losses have impacted results. The weighted results stated as a percentage of target payouts were 12% in 2008, 60% in 2009, and 67% in 2010.

  •
  Long Term Cash Incentives.  The weighted results stated as a percentage of target payouts were 45% for the 2006-2008 cycle, 50% for the 2007-2009 cycle, and 0% for the 2008-2010 cycle. These weighted results reflect strong results in 2006 and 2007 which were partially offset by results in 2008 and 2009. The long-term cash incentive plan has been discontinued.

  •
  Long-Term Equity Incentives.  Stock options granted in February 2010 were essentially at-the-money at year-end as total stockholder return was 8.8% for the entire year. Stock options granted in 2009 are in-the-money due to the significant stock price appreciation in 2009. Stock options granted in 2008 are significantly out-of-the-money reflecting the decline in share price following the financial market meltdown in late 2008 and early 2009.

       In determining the 2010 merit adjustment and incentive payouts for Mr. Wilson, the Committee reviewed corporate and individual performance.

  •
  Salary.  Taking into consideration performance and current economic conditions, the Committee established a new base salary for Mr. Wilson of $1,100,000, effective in March 2010, a 3.7% increase from his previous salary which was established in 2008 when he assumed the role of chairman.

  •
  Annual Incentive.  The 2010 annual incentive award payout for Mr. Wilson is below target based on actual performance against a set of performance measures set at the beginning of the year. The 2010 annual incentive payout was 12% higher than the annual incentive payout in 2009, largely due to the strong results of Allstate Financial.

  •
  Long-Term Cash Incentive.  The Committee approved a zero payout for the 2008-2010 cycle of the long-term cash incentive plan due to performance levels below threshold.

  •
  Long-Term Equity Incentives.  To provide a competitive level of long-term incentives, the Committee granted the target level of equity for Mr. Wilson, set at 600% of salary. As shown in the summary compensation table, the value of the equity awards granted by the Committee to Mr. Wilson in 2010 was substantially similar to the value granted in 2009.

  •
  Total Direct Compensation.  As a result of these compensation decisions, the total direct compensation for Mr. Wilson decreased in 2010, as demonstrated in the summary compensation table.

Compensation of Other Named Executives

       The 2010 incentive awards for the other named executives are consistent with performance.

  •
  Annual Incentives.  In 2010, annual cash incentive payments for Messrs. Civgin, our chief financial officer, and Lacher, president of Allstate Protection, and Ms. Mayes, our general counsel, were below target as adjusted operating income per diluted share for the corporation and Allstate Protection measures were below target and threshold. Mr. Winter's annual cash incentive, as president of Allstate Financial, was the highest amongst the named executives as Allstate Financial's results were above target on all measures.

  •
  Long-Term Equity Incentives.  As of December 31, 2010, the value of stock options granted in 2010 is essentially at-the-money as total stockholder return was 8.8% for the entire year.

  •
  Long-Term Cash Incentive.  There was no payout on the long-term cash incentive plan for the 2008-2010 cycle due to performance levels below threshold. This plan paid out at 45% and 50% of target respectively in 2008 and 2009 reflecting strong financial results in 2006 and 2007. This plan is no longer in place based on a compensation program design change made in 2009.

       Allstate has made changes to its executive compensation program for 2011. We have eliminated any excise tax gross-ups in new change-in-control agreements. Allstate has also made changes to the annual incentive program for 2011 to continue to better align executive compensation with enterprise performance. The key program change, which will apply to all bonus eligible employees across the enterprise, will be to reduce the number of measures and provide for greater use of enterprise-wide corporate goals. We believe this action will focus employees on those goals which will more effectively drive sustainable long-term growth for stockholders.

Compensation Philosophy

       Our compensation philosophy is based on these central beliefs:

  •
  Executive compensation should be aligned with performance and stockholder value. Accordingly, a significant amount of executive compensation should be in the form of equity.

  •
  The compensation of our executives should vary both with appreciation in the price of Allstate stock and with Allstate's performance in achieving strategic short and long-term business goals designed to drive stock price appreciation.

  •
  Our compensation program should inspire our executives to strive for performance that is better than the industry average.

  •
  A greater percentage of compensation should be at risk for executives who bear higher levels of responsibility for Allstate's performance.

  •
  We should provide competitive levels of compensation for competitive levels of performance and superior levels of compensation for superior levels of performance.

Our executive compensation program has been designed around these beliefs and includes programs and practices that ensure alignment between the interests of our stockholders and executives and delivery of compensation consistent with the corresponding level of performance. These objectives are balanced with the goal of attracting, motivating, and retaining highly talented executives to compete in our complex and highly regulated industry.

       Some key practices we believe support this approach include:

  •
  Providing a significant portion of executive pay through stock options, creating direct alignment with stockholder interests.

  •
  Establishment of stock ownership guidelines for senior executives that drive further alignment with stockholder interests. The chief executive officer is required to hold Allstate stock worth seven times salary, and each other named executive is required to hold four times salary.

  •
  Stock option repricing is not permitted.

  •
  A robust governance process for the design, approval, administration, and review of our overall compensation program.

  •
  Utilization of annual incentive plan caps to limit maximum award opportunities and support enterprise risk management strategies.

  •
  Inclusion of a clawback feature in the Annual Executive Incentive Plan and the 2009 Equity Incentive Plan that provides the ability to recover compensation from the senior management team in the event of certain financial restatements.

  •
  Incorporation of discretion in the Annual Executive Incentive Plan to allow for the adjustment of awards to reflect individual performance.

Our philosophy and practices have provided us with the tools to create an effective executive compensation program as detailed below.

Named Executives

       This CD&A describes the executive compensation program at Allstate and specifically describes total 2010 compensation for the following named executives:

  •
  Thomas J. Wilson—Chairman, President and Chief Executive Officer

  •
  Don Civgin—Senior Vice President and Chief Financial Officer

  •
  Joseph P. Lacher, Jr.—President, Allstate Protection

  •
  Michele C. Mayes—Senior Vice President and General Counsel

  •
  Matthew E. Winter—President and Chief Executive Officer, Allstate Financial

CEO Compensation

       As stated in its charter, one of the Committee's most important responsibilities is making recommendations to the Board regarding the CEO's compensation. The Committee establishes the goals against which the CEO's performance for the year will be evaluated and, in conjunction with the Nominating and Governance Committee, evaluates the CEO's performance relative to these goals. When reviewing performance relative to these goals, the Board discusses the Committee's recommendations in executive session, without the CEO present. The Committee fulfills its oversight responsibilities and provides meaningful recommendations to the Board for its consideration by analyzing competitive compensation data provided by its independent executive compensation consultant and company performance data provided by senior management. The Committee reviews the various elements of the CEO's compensation in the context of a total compensation package, including salary, annual cash incentive awards, long-term incentive awards, and accrued pension benefits, as well as the value of Allstate stock holdings and prior long-term incentive awards, and then presents its recommendations to the Board within this total compensation framework.

       Mr. Wilson's total compensation and the amount of each compensation element are driven by the design of our compensation plans, his years of experience, the scope of his duties, including his responsibilities for Allstate's overall strategic direction, performance, and operations, and the Committee's analysis of competitive compensation for CEOs of peer insurance companies and general industry CEO compensation practices. Because of his leadership responsibilities, his leadership experience, and his ultimate accountability for performance of the company, the Committee set a higher level of target total compensation as compared to the executive officers who report to him.

Compensation Practices

       The Committee reviews the design of our executive compensation program and executive pay levels on an annual basis and performance and goal attainment within this design throughout the year. As part of that review, the Committee engages Towers Watson, an independent compensation consultant, to conduct a marketplace review of our executive compensation program. Towers Watson provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the named executives. In benchmarking our executive compensation program the Committee utilizes a group of peer insurance companies as the primary data source. The Committee selected these insurance companies based on the fact that they are publicly-traded and their comparability to Allstate in product offerings, market segment, annual revenues, assets, and market value. The Committee believes that these are companies against which Allstate competes for executive talent and stockholder investment. Towers Watson recommended modifications to the peer insurance companies that the Committee uses in benchmarking executive compensation for 2010, including program design, executive pay, and performance comparisons. The Committee approved removing from the peer insurance companies Cincinnati Financial Corporation due to its relative size and CNA Financial Corporation because it is closely held. ACE Ltd, AFLAC Inc., and Manulife Financial Corporation were added to augment the peer insurance companies with similarly sized insurers.

Peer Insurance Companies

ACE Ltd.*	Manulife Financial Corporation*
AFLAC Inc.*	MetLife Inc.
The Chubb Corporation	The Progressive Corporation
The Hartford Financial Services Group, Inc.	Prudential Financial, Inc.
Lincoln National Corporation	The Travelers Companies, Inc.
*
Added in 2010

       In addition, in its executive pay discussions, the Committee considers proxy information from select S&P 100 companies that had between $15 and $60 billion in fiscal 2009 revenue. These are publicly traded companies with which we compete for executive talent.

Core Elements of Executive Compensation Program

       Our executive compensation program design balances fixed and variable compensation elements and provides alignment with both short and long term business goals through annual and long-term incentives. Our incentives are designed to balance overall corporate, business unit, and individual performance with respect to measures we believe correlate to the creation of stockholder value and align with our strategic vision and operating priorities. The following table lists the core elements of our executive compensation program.

Core Element	Purpose	Potential for Variability with Performance
Annual salary	Provides a base level of competitive cash compensation for executive talent	Low
Annual cash incentive awards	Reward performance on key strategic, operational, and financial measures over the year	High
Long-term equity incentive awards	Align the interests of executives with long-term shareholder value and retain executive talent	Moderate to High

Salary

       Executive salaries are set by the Board based on the recommendations of the Committee. In recommending executive base salary levels, the Committee uses the 50th percentile of our peer insurance companies as a guideline to align with Allstate's pay philosophy for competitive positioning in the market for executive talent.

  •
  The average enterprise-wide merit and promotional increases are based on a combination of U.S. general and insurance industry market data and are set at levels intended to be competitive.

  •
  Annual merit increases for the named executives other than the CEO are based on evaluations of their performance by the CEO, the Committee, and the Board, using the average enterprise-wide merit increase as a guideline. An annual merit increase for the CEO is based on an evaluation by the Committee and the Board of his performance and market conditions.

    •
    Mr. Wilson began fiscal year 2010 with an annual base salary of $1,060,000, which was established in 2008 when he assumed the role of Chairman. The Committee established a new base salary of $1,100,000, effective in March of 2010, taking into consideration his performance and current economic conditions.

    •
    The Committee reviewed the base salaries for each other named executive in February of 2010. The Committee established a new base salary for Mr. Civgin and Ms. Mayes based on individual performance and in line with the enterprise-wide merit increase. Mr. Civgin's salary was $550,000, and the Committee approved an increase to $565,000. Ms. Mayes' salary was $554,190, and the Committee approved an increase to $568,000.

    •
    The Committee did not adjust the base salaries for Messrs. Lacher and Winter, which had just been established in the last quarter of 2009 when they joined the corporation.

Incentive Compensation

       The Committee approves performance measures and goals for cash incentive awards during the first quarter of the year. The performance measures and goals are aligned with Allstate's objectives and tied to our strategic vision and our operating priorities. They are designed to reward our executives for actual performance, to reflect objectives that will require significant effort and skill to achieve, and to drive stockholder value.

       After the end of the year for annual cash incentive awards and after the end of the three-year cycle for long-term cash incentive awards, the Committee reviews the extent to which we have achieved the various performance measures and approves the actual amount of all cash incentive awards for executive officers. The Committee may adjust the amount of an annual cash incentive award but has no authority to increase the amount of an award payable to any of the named executives, other than Mr. Civgin, above the described plan limits. We pay the cash incentive awards in March, after the end of the year for the annual cash incentive awards and after the end of the three-year cycle for the long-term cash incentive awards. Long-term cash incentives have been discontinued, and the last three year cycle ended in 2010.

       Typically the Committee also approves grants of equity awards on an annual basis during a meeting in the first quarter. By making these awards and approving performance measures and goals for the annual cash incentive awards during the first quarter, the Committee is able to balance these elements of core compensation to align with our business goals.

  Annual Cash Incentive Awards

       In 2010 executives had the opportunity to earn an annual cash incentive award based on the achievement of performance measures over a one-year period. The Annual Executive Incentive Plan is designed to provide all of the named executives with cash awards based on a combination of corporate and business unit performance measures for each of our main business units: Allstate Protection, Allstate Financial, and Allstate Investments.

       The aggregate annual incentive awards for the named executives, except for Mr. Civgin, cannot exceed 1.0% of Operating Income. Operating Income is defined under the "Performance Measures" caption on page 53. The maximum amount of the individual awards for each named executive, except for Mr. Civgin, was the lesser of a stockholder approved maximum under the Annual Executive Incentive Plan of $8.5 million or a percentage of the 1.0% of Operating Income pool. Mr. Civgin does not participate in the Operating Income pool. The percentage for the CEO is 40% of the pool, while the percentage for the other named executives is 25% for the highest paid, 20% for the second highest paid, and 15% for the third highest paid. These limits established the maximum annual cash incentive awards that could be paid. However, the Committee retained complete discretion to pay any lesser amounts. Actual awards to the named executives were based on the achievement of certain performance measures as detailed below, including an assessment of individual performance, and resulted in substantially lower amounts than the plan maximums.

       For 2010, the Committee adopted corporate and business unit level annual performance measures and weighted them as applied to each of the named executives in accordance with their responsibilities for our overall corporate performance and the performance of each business unit. There are multiple performance measures at the business unit level and each measure is assigned a weight expressed as a percentage of the total annual cash incentive award opportunity, with all weights for any particular named executive adding to 100%. The weighting of the performance measures at the corporate and business unit level for each named executive is shown in the following table.

ANNUAL CASH INCENTIVE AWARD PERFORMANCE MEASURES AND WEIGHTING

	Messrs. Civgin and Wilson and Ms. Mayes	Mr. Lacher	Mr. Winter
Corporate	50%	20%	20%
Allstate Protection	25%	80%
Allstate Financial	15%		80%
Allstate Investments	10%

       Each of the named executives bears varying degrees of responsibility for the achievement of our corporate adjusted operating income per diluted share measure, therefore part of each named executive's annual cash incentive award opportunity was tied to our performance on that measure. Performance measures for Mr. Wilson as CEO, Mr. Civgin as chief financial officer, and Ms. Mayes as general counsel are aligned to the entire organization because of their broad oversight and management responsibilities. Accordingly, portions of their award opportunities were based on the achievement of the performance measures for all three business units. Because Mr. Lacher and Mr. Winter each lead one of our business units, Allstate Protection and Allstate Financial respectively, a much larger portion of their award opportunity was tied to the achievement of their units' performance measures.

       The following table lists the performance measures and related target goals for 2010 as well as the actual results. The performance measures were designed to focus executive attention on key strategic, operational, and financial measures including top line growth and profitability. For each performance measure, the Committee approved a threshold, target, and maximum goal. The target goals for the performance measures were based on evaluations of our historical performance and plans to drive projected performance. A description of each performance measure is provided under the "Performance Measures" caption on page 53.

Annual Cash Incentive Award Performance Measures(1)

Performance Measure	Target	Actual(2)	Achievement relative to threshold, target, maximum goals
Corporate-Level Performance Measure
Adjusted Operating Income Per Diluted Share	$4.30	$3.00	Between threshold and target
Allstate Protection Performance Measures
Financial Product Sales (percent growth)	0%	(3.4)%	Between threshold and target
Property Profitability (combined ratio)	97.4	102.3	Between threshold and target
Auto Growth and Profit Matrix	See Performance Measures	0% of target	Below threshold
Allstate Financial Performance Measures
Adjusted Operating Income	$425 million	$474 million	Exceeded maximum
Adjusted Operating Return on Equity	6.6%	7.7%	Exceeded maximum
Allstate Exclusive Agency Proprietary and AWD Weighted Sales	$256 million	$262 million	Between target and maximum
Allstate Financial Portfolio Excess Total Return (in basis points)	55	63	Between target and maximum
Allstate Investments Performance Measures
Adjusted Net Investment Income	$4,257 million	$4,090 million	Below threshold
Portfolio Relative Total Return
Property Liability Portfolio Relative Total Return (in basis points)	55	(39)	Below threshold
Allstate Financial Portfolio Relative Total Return (in basis points)	55	63	Between target and maximum
Allstate Pension Plans Portfolio Relative Total Return (in basis points)	70	36	Between threshold and target

(1)
Information regarding our performance measures is disclosed in the limited context of our annual cash incentive awards and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

(2)
Stated as a percentage of target goals with a range from 0% to 250%, the actual performance comprises 54% for Adjusted Operating Income Per Diluted Share performance, 39% for Allstate Protection performance, 189% for Allstate Financial performance, and 39% for Allstate Investments performance. The weighted results stated as a percentage of the target payouts for each named executive are as follows: Messrs. Wilson and Civgin and Ms. Mayes—67%, Mr. Lacher—42%, and Mr. Winter—162%.

       Target award opportunities approved by the Committee are stated as a percentage of annual base salary. Annual cash incentive awards are calculated using base salary, as adjusted by any merit and promotional increases granted during the year on a prorated basis. In setting target incentive levels for named executives, the Committee gives the most consideration to market data primarily focusing on pay levels at peer group companies with which we directly compete for executive talent and stockholder investment. As a result of leveraging external market data, Mr. Wilson has the highest target award opportunity of 150%, followed by Messrs. Lacher and Winter, heads of Allstate Protection and Allstate Financial, respectively, with a target award opportunity of 125%, followed by Mr. Civgin, our chief financial officer, with a target award opportunity of 100%, followed by Ms. Mayes, our general counsel, with a target award opportunity of 85%.

       In calculating the annual cash incentive awards, our achievement with respect to each performance measure is expressed as a percentage of the target goal, with interpolation applied between the threshold and target goals and between the target and maximum goals. Unless otherwise adjusted by the Committee, the amount of each named executive's annual cash incentive award is the sum of the amounts calculated using the calculation below for all of the performance measures.

Actual performance interpolated relative to threshold and target on a range of 50% to 100% and relative to target and maximum on a range of 100% to 250%*	X	Weighting	X	Target award opportunity as a percentage of salary**	X	Salary**

*
Actual performance below threshold results in 0%

**
Base salary, as adjusted by any merit and promotional increases granted during the year on a prorated basis.

       Following the end of the performance year, Mr. Wilson conducted an evaluation of the performance of each member of his senior management team, including each other named executive. Based on his subjective evaluation of each executive's contributions and performance, Mr. Wilson made recommendations to the Committee regarding individual adjustments to the formula driven annual incentive amounts. The recommendations were considered and approved by the Committee. The annual cash award for each named executive for 2010 is based on the plan mechanics, performance results, and individual performance assessments by the CEO, which reflect progress made against established goals.

  •
  Mr. Civgin.  Under Mr. Civgin's leadership Allstate continued to demonstrate excellent capital management results, improved its enterprise risk and return practices, and provided strong overall governance. Mr. Civgin demonstrated strong leadership in winding down Allstate Bank and continued to develop stronger relationships with Allstate's shareholders. Mr. Civgin's annual cash award of $400,000 reflects plan results and his performance during 2010.

  •
  Mr. Lacher.  Allstate Protection's profitability was within the annual outlook range but was negatively impacted by high catastrophes and increased auto claim frequency. Momentum gained in new auto business through a new advertising program was offset by effects of profitability improvement efforts in several large states. Progress was made in implementing a new organization structure, recruiting new leadership to the business and improving agency loyalty. Mr. Lacher's annual cash bonus award of $250,000 is reflective of the plan results and his performance in leading the Allstate Protection business.

  •
  Ms. Mayes.  Ms. Mayes continued to drive process improvements and expense management in her leadership of Allstate's Law & Regulation department. Ms. Mayes continued to provide expert leadership in addressing significant regulatory reforms and government relations. Reflective of plan results and her performance during 2010, Ms. Mayes earned an annual cash award of $350,000.

  •
  Mr. Winter.  Allstate Financial's adjusted operating income and adjusted operating return on equity exceeded maximum. Allstate Financial continued executing on its strategy to serve its customers by focusing on Allstate agencies and Allstate Benefits (formerly the Allstate Workplace Division), including the launch of the new GoodforLifeSM product. Mr. Winter's leadership re-energized the organization through his strategic vision and driving performance and accountability. Reflecting plan results and his performance, Mr. Winter's annual cash bonus award is $1,212,300.

The Committee determined Mr. Wilson's annual incentive award for 2010 based on the 2010 plan mechanics and performance results and made an annual cash award of $1,091,096. This award is below the target of $1,640,466 for Mr. Wilson.

  •
  Mr. Wilson.  Under Mr. Wilson's leadership Allstate continued to make progress on its strategic initiatives in 2010 designed to position the company for long-term growth.

    •
    Allstate Protection's profitability was within its annual outlook range but was negatively impacted by high catastrophes and increased auto claim frequency. In spite of momentum gained in new auto business, auto market share declined due the offsetting effects of profitability improvement efforts in several large states.

    •
    Allstate Financial made great progress in repositioning the business and lowering costs resulting in significantly increased operating profit.

    •
    Allstate Investments strategies in 2010 were well executed and timed resulting in good total return but a decline in investment income.

  Long-Term Incentive Awards—Cash and Equity

       As part of total core compensation, we historically have provided three forms of long-term incentive awards: stock options, restricted stock units, and long-term cash incentive awards. In 2009, we discontinued future cycles of the long-term cash incentive plan. The relative mix of various forms of these awards is driven by our objectives in providing the specific form of award, as described below.

  Long-Term Incentive Awards—Equity

       We grant larger equity awards to executives with the broadest scope of responsibility, consistent with our philosophy that a significant amount of executive compensation should be in the form of equity and that a greater percentage of compensation should be at risk for executives who bear higher levels of responsibility for Allstate's performance. However, from time to time, larger equity awards are granted to attract new executives. The Committee annually reviews the mix of equity incentives provided to the named executives. Since 2009, the mix has consisted of 65% stock options and 35% restricted stock units. The majority of equity incentives are granted in stock options, which are performance-based, requiring growth in the stock price to deliver any value to an executive. The restricted stock units provide alignment with stockholder interests along with providing an effective retention tool.

  Stock options

       Stock options represent the opportunity to buy shares of our stock at a fixed exercise price at a future date. We use them to align the interests of our executives with long-term stockholder value as the stock price must appreciate from the date of grant for any value to be delivered to executives.

       Key elements:

  •
  Under our stockholder-approved equity incentive plan, the exercise price cannot be less than the fair market value of a share on the date of grant.

  •
  Stock option repricing is not permitted. In other words, absent an event such as a stock split, if the Committee cancels an award and substitutes a new award, the exercise price of the new award cannot be less than the exercise price of the cancelled award.

  •
  All stock option awards have been made in the form of nonqualified stock options.

  •
  The options granted to the named executives in 2010 become exercisable in three installments, 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversary dates, and expire in ten years, except in certain change-in-control situations or under other special circumstances approved by the Committee.

  Restricted stock units

       Each restricted stock unit represents our promise to transfer one fully vested share of stock in the future if and when the restrictions expire (when the unit "vests"). Because restricted stock units are based on and payable in stock, they serve to reinforce the alignment of interests of our executives and our stockholders. In addition, because restricted stock units have a real, current value that is forfeited, except in some circumstances, if an executive terminates employment before the restricted stock units vest, they provide a retention incentive. Under the terms of the restricted stock unit awards, the executives have only the rights of general unsecured creditors of Allstate and no rights as stockholders until delivery of the underlying shares.

       Key elements:

  •
  The restricted stock units granted to the named executives in 2010 vest in three installments, 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversary dates, except in certain change-in-control situations or under other special circumstances approved by the Committee.

  •
  The restricted stock units granted to the named executives in 2010 include the right to receive previously accrued dividend equivalents when the underlying restricted stock unit vests.

  Timing of Equity Awards and Grant Practices

       The Committee grants equity incentive awards to current employees on an annual basis normally during a meeting in the first fiscal quarter, after the issuance of our prior fiscal year-end earnings release. Throughout the year, the Committee grants equity incentive awards in connection with new hires and promotions and in recognition of achievements. The grant date for these awards is fixed as the first business day of a month following the Committee action.

       Pursuant to authority delegated by the Board and the Committee, equity incentive awards to employees other than executive officers also may be granted by an equity award committee which currently consists of the CEO. The Committee is provided with an update of equity awards granted by the equity award committee at each regularly scheduled meeting. In 2010, 71,056 stock options and 11,558 restricted stock units were granted by the equity award committee. The equity award committee may grant restricted stock units and stock options in connection with new hires and promotions and in recognition of achievements. The grant date for these awards is fixed as the first business day of a month following the committee action. For additional information on the Committee's practices, see the Corporate Governance Practices and Code of Ethics section of this proxy statement.

  Stock Ownership Guidelines

       Because we believe management's interests must be linked with those of our stockholders, we instituted stock ownership guidelines in 1996 that require each of the named executives to own common stock, including restricted stock units, worth a multiple of base salary, as of March 1 following the fifth year after assuming a senior management position. Unexercised stock options do not count towards meeting the stock ownership guidelines. Mr. Wilson has met his goal of seven times salary. For the other named executives, the goal is four times salary. Mr. Civgin has until March 2014 to meet his goal. Ms. Mayes has until March of 2013 to meet her goal. Messrs. Lacher and Winter have until March 2015 to meet their goals. After a named executive meets the guideline for the position, if the value of his or her shares does not equal the specified multiple of base salary solely due to the fact that the value of the shares has declined, the executive is still deemed to be in compliance with the guideline. However, an executive in that situation may not sell shares acquired upon the exercise of an option or conversion of an equity award except to satisfy tax withholding obligations, until the value of his or her shares again equals the specified multiple of base salary. In accordance with our policy on insider trading, all officers, directors, and employees are prohibited from engaging in transactions with respect to any securities issued by Allstate or any of its subsidiaries that might be considered speculative or regarded as hedging, such as selling short or buying or selling options.

  Long-Term Incentive Awards—Cash

       There were no pay-outs on any long-term cash incentive awards for the 2008-2010 cycle, the final cycle under the Long-Term Executive Incentive Compensation Plan. Long-term cash incentive awards were originally designed to reward executives for collective results attained over a three-year performance cycle. There were three performance measures for the 2008-2010 cycle: average adjusted return on equity relative to peers, which was weighted at 50% of the potential award, Allstate Protection growth in policies in force, and Allstate Financial return on total capital, both weighted at 25% of the potential award. The Allstate Protection growth in policies in force measure had target set at 5.0%, with actual performance of -5.9%. The Allstate Financial return on total capital measure had target set at 9.5%, with actual performance of -12.6%. The selection and weighting of these measures was intended to focus executive attention on the collective achievement of Allstate's long-term financial goals across its various product lines. A description of each performance measure is provided under the "Performance Measures" caption on page 53.

       The average adjusted return on equity relative to peers measure compared Allstate's performance to a group of other insurance companies. If the average adjusted return on equity had exceeded the average risk free rate of return on three-year Treasury notes over the three-year cycle, plus 200 basis points, Allstate's ranked position relative to the peer group would have determined the percentage of the total target award for this performance measure to be paid. However, the average adjusted return on equity did not exceed the average risk free rate of return, plus 200 basis points, resulting in no payout.

Other Elements of Compensation

       To remain competitive with other employers and to attract, retain, and motivate highly talented executives and other employees, we provide the benefits listed in the following table. Our Board encourages the CEO to use our corporate aircraft in order to deal with job responsibilities and time constraints.

Benefit or Perquisite	Named Executives	Other Officers and Certain Managers	All Full-time and Regular Part-time Employees
401(k)(1) and defined benefit pension	✓	✓	✓
Supplemental retirement benefit	✓	✓
Health and welfare benefits(2)	✓	✓	✓
Supplemental long-term disability and executive physical program	✓	✓(3)
Deferred compensation	✓	✓
Tax preparation and financial planning services	✓	✓(4)
Mobile phones, ground transportation and personal use of aircraft(5)	✓	✓

(1)
Allstate contributed $.50 for every dollar of basic pre-tax deposits made in 2010 on the first 3 percent of eligible pay and $.25 for every dollar of basic pre-tax deposits made in 2010 on the next 2 percent of eligible pay for eligible participants, including the named executives.

(2)
Including medical, dental, vision, life, accidental death and dismemberment, long-term disability, and group legal insurance.

(3)
An executive physical program is available to all officers.

(4)
All officers are eligible for tax preparation services. Financial planning services were provided to the senior management team only (the senior officers who sit on the Board of Allstate Insurance Company).

(5)
Ground transportation is available to members of the senior management team only. In limited circumstances approved by the CEO, members of our senior management team are permitted to use our corporate aircraft for personal purposes. Mobile phones are available to members of the senior management team, other officers, certain managers, and certain employees depending on their job responsibilities.

Retirement Benefits

       Each named executive participates in two different defined benefit pension plans. The Allstate Retirement Plan (ARP) is a tax qualified defined benefit pension plan available to all of our regular full-time and regular part-time employees who meet certain age and service requirements. The ARP provides an assured retirement income related to an employee's level of compensation and length of service at no cost to the employee. As the ARP is a tax qualified plan, federal tax law places limits on (1) the amount of an individual's compensation that can be used to calculate plan benefits and (2) the total amount of benefits payable to a participant under the plan on an annual basis. These limits may result in a lower benefit under the ARP than would have been payable if the limits did not exist for certain of our employees. Therefore, the Allstate Insurance Company Supplemental Retirement Income Plan (SRIP) was created for the purpose of providing ARP-eligible employees whose compensation or benefit amount exceeds the federal limits with an additional defined benefit in an amount equal to what would have been payable under the ARP if the federal limits described above did not exist.

       In addition to the ARP and SRIP, Ms. Mayes has a supplemental nonqualified retirement benefit agreement which provides for additional cash balance pay credits. Ms. Mayes was provided with a pension enhancement to compensate for retirement benefits that she was foregoing from her prior employer when she joined Allstate in 2007.

Change-in-Control and Post-Termination Benefits

       Since a change-in-control or other triggering event may never occur, we do not view change-in-control benefits or post-termination benefits as compensation. Consistent with our compensation objectives, we offer these benefits to attract, motivate, and retain highly talented executives. A change-in-control of Allstate could have a disruptive impact on both Allstate and our executives. Our change-in-control benefits and post-termination benefits are designed to mitigate that impact and to maintain the connection between the interests of our executives and our stockholders. Change-in-control agreements entered into prior to January 1, 2011, provide an excise tax gross-up to mitigate the possible disparate tax treatment for similarly situated employees. However, starting in 2011, new change-in-control agreements will not include an excise tax gross-up provision.

       As part of the change-in-control benefits, executives receive previously deferred compensation and equity awards that might otherwise be eliminated by new directors elected in connection with a change-in-control. We also provide certain protections for cash incentive awards and benefits if an executive's employment is terminated within a two-year period after a change-in-control. The change-in-control and post-termination arrangements which are described in the "Potential Payments as a Result of Termination or Change-in-Control" section are not provided exclusively to the named executives. A larger group of management employees is eligible to receive many of the post-termination benefits described in that section.

Impact of Tax Considerations on Compensation

       We are subject to a limit of $1 million per executive on the amount of the tax deduction we are entitled to take for compensation paid in a year to our CEO and the three other most highly compensated executives, excluding our CFO, as of the last day of the fiscal year in which the compensation is paid unless the compensation meets specific standards. We may deduct more than $1 million in compensation if the standards are met, including that the compensation is "performance based" and is paid pursuant to a plan that meets certain requirements. The Committee considers the impact of this rule in developing, implementing, and administering our compensation programs and balances this rule with our goal of structuring compensation programs that attract, motivate, and retain highly talented executives.

       Our compensation programs are designed and administered so that payments to affected executives can be fully deductible. However, in light of the balance mentioned above and the need to maintain flexibility in administering compensation programs, in any year we may authorize compensation in excess of $1 million that does not meet the required standards for deductibility. The amount of compensation paid in 2010 that was not deductible for tax purposes was $1,008,718.

Executive Compensation Tables

SUMMARY COMPENSATION TABLE

       The following table sets forth information concerning the compensation of the named executives for the last three fiscal years.

NAME(1)	YEAR	SALARY ($)(2)	BONUS ($)		STOCK AWARDS ($)(3)	OPTION AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(5)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(6)		ALL OTHER COMPENSATION ($)(7)	TOTAL ($)
Thomas J. Wilson	2010	1,093,846	—		2,225,995	4,134,002	1,091,096	679,359	(9)	75,322	9,299,620
(Chairman, President	2009	1,100,769	—		2,226,003	4,261,776	1,713,361	1,050,579		68,072	10,420,560
and Chief Executive Officer)	2008	1,040,769	—		1,791,938	3,393,309	736,261	945,884		49,938	7,958,099
Don Civgin	2010	562,692	—		596,759	1,108,246	400,000	20,648	(10)	27,013	2,715,358
(Senior Vice President	2009	571,154	—		596,758	1,142,505	281,962	6,629		37,718	2,636,726
and Chief Financial Officer)	2008	158,654	221,501	(8)	292,824	594,100	16,750	0		7,594	1,291,423
Joseph P. Lacher, Jr.	2010	650,000	—		796,244	1,478,753	250,000	3,908	(11)	37,590	3,216,495
(President—Allstate Protection)
Michele C. Mayes	2010	565,875	—		494,613	918,572	350,000	63,474	(12)	35,791	2,428,325
(Senior Vice President	2009	573,930	—		487,313	932,970	371,054	50,490		40,260	2,456,017
and General Counsel)	2008	541,962	—		380,796	723,163	46,008	55,906		42,892	1,790727
Matthew E. Winter	2010	600,000	—		734,994	1,365,002	1,212,300	3,833	(13)	35,159	3,951,288
(President and Chief Executive Officer—Allstate Financial)

(1)
Messrs. Lacher and Winter were not named executives for fiscal years 2008 or 2009.

(2)
Reflects amounts for 2009 that were paid in 2009 which, due to the timing of Allstate's payroll cycle, included amounts earned in 2008.

(3)
The aggregate grant date fair value of restricted stock unit awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718 ("ASC 718"). The number of restricted stock units granted in 2010 to each named executive is provided in the Grants of Plan-Based Awards table on page 43. The fair value of restricted stock unit awards is based on the final closing price of Allstate's stock as of the date of grant. The final closing price in part reflects the payment of future dividends expected.

(4)
The aggregate grant date fair value of option awards computed in accordance with FASB ASC 718. The fair value of each option award is estimated on the date of grant using a binomial lattice model. The fair value of each option award is estimated on the date of grant using the assumptions as set forth in the following table:

	2010	2009	2008
Weighted average expected term	7.8 years	8.1 years	8.1 years
Expected volatility	23.7 - 52.3%	26.3 - 79.2%	16.9 - 58.6%
Weighted average volatility	35.1%	38.3%	23.1%
Expected dividends	2.4 - 2.8%	2.6%	3.1 - 5.8%
Weighted average expected dividends	2.6%	2.6%	3.1%
Risk-free rate	0.1 - 3.9%	0.0 - 3.7%	0.2 - 4.1%

The number of options granted in 2010 to each named executive is provided in the Grants of Plan-Based Awards table on page 43.

Footnotes continue

(5)
Amounts earned under the Annual Executive Incentive Plan (the Annual Executive Incentive Compensation Plan and the Annual Covered Employee Incentive Compensation Plan for 2009 and 2008) are paid in the year following performance. Amounts earned under the Long-Term Executive Incentive Compensation Plan are paid in the year following the performance cycle. The amounts shown in the table above include amounts earned in 2010, 2009, and 2008 and payable under these plans in 2011, 2010, and 2009, respectively. The break-down for each component is as follows:

Name	Year	Annual Cash Incentive Award Amount	Cycle	Long-Term Cash Incentive Award Amount
Mr. Wilson	2010	$1,091,096	2008-2010	$0
	2009	$950,000	2007-2009	$763,361
	2008	$151,685	2006-2008	$584,576
Mr. Civgin	2010	$400,000	2008-2010	$0
	2009	$281,962	2007-2009	$0
	2008	$16,750	2006-2008	$0
Mr. Lacher	2010	$250,000	2008-2010	$0
Ms. Mayes	2010	$350,000	2008-2010	$0
	2009	$240,898	2007-2009	$130,156
	2008	$46,008	2006-2008	$0
Mr. Winter	2010	$1,212,300	2008-2010	$0
(6)
Amounts reflect the aggregate increase in actuarial value of the pension benefits as set forth in the Pension Benefits table, accrued during 2010, 2009, and 2008. These are benefits under the Allstate Retirement Plan (ARP) and the Allstate Insurance Company Supplemental Retirement Income Plan (SRIP), and under the pension benefit enhancement for Ms. Mayes. Non-qualified deferred compensation earnings are not reflected since our Deferred Compensation Plan does not provide above-market earnings. The pension plan measurement date is December 31. (See note 16 to our audited financial statements for 2010.)

(7)
The "All Other Compensation for 2010—Supplemental Table" provides details regarding the amounts for 2010 for this column.

(8)
When Mr. Civgin joined Allstate in 2008, he was paid a bonus of $100,000. In addition, because he was guaranteed an annual cash incentive award at target, a portion of that award, $121,501, is treated as bonus.

(9)
Reflects increases in the actuarial value of the benefits provided to Mr. Wilson pursuant to the ARP and SRIP of $72,910 and $606,449, respectively.

(10)
Reflects increases in the actuarial value of the benefits provided to Mr. Civgin pursuant to the ARP and SRIP of $5,882 and $14,766, respectively.

(11)
Reflects increases in the actuarial value of the benefits provided to Mr. Lacher pursuant to the SRIP of $3,908.

(12)
Reflects increases in the actuarial value of the benefits provided to Ms. Mayes pursuant to the ARP, SRIP, and pension benefit enhancement of $6,587, $14,763, and $42,124, respectively.

(13)
Reflects increases in the actuarial value of the benefits provided to Mr. Winter pursuant to the SRIP of $3,833.

ALL OTHER COMPENSATION FOR 2010—SUPPLEMENTAL TABLE
(In dollars)

       The following table describes the incremental cost of other benefits provided in 2010 that are included in the "All Other Compensation" column.

Name		Personal Use of Aircraft(1)	401(k) Match(2)	Other(3)	Total All Other Compensation
Mr. Wilson	2010	37,438	4,900	32,984	75,322
Mr. Civgin	2010	0	4,900	22,113	27,013
Mr. Lacher	2010	0	4,900	37,590	42,490
Ms. Mayes	2010	0	4,900	30,891	35,791
Mr. Winter	2010	0	4,877	30,282	35,159

(1)
The amount reported for personal use of aircraft is based on the incremental cost method. The incremental cost of aircraft use is calculated based on average variable costs to Allstate. Variable operating costs include fuel, maintenance, on-board catering, landing/ramp fees, and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost. This method of calculating the incremental cost excludes fixed costs that do not change based on usage, such as pilots' and other employees' salaries, costs incurred in purchasing the aircraft, and non-trip related hangar expenses.

(2)
Each of the named executives participated in our 401(k) plan during 2010. The amount shown is the amount allocated to their accounts as employer matching contributions. Messrs. Lacher and Winter are not vested in the employer matching contribution until they have completed three years of vesting service.

(3)
"Other" consists of premiums for group life insurance and personal benefits and perquisites consisting of cell phones, tax preparation services, financial planning, executive physicals, ground transportation, and supplemental long-term disability coverage, and for Mr. Lacher, a $7,788 reimbursement for payment of taxes related to his relocation expenses (tax assistance for certain relocation benefits is a standard component of our relocation program available to all employees). Mr. Lacher received amounts for relocation that are not reflected in other compensation because they are part of the standard relocation package available to all employees. There was no incremental cost for the use of mobile phones. We provide supplemental long-term disability coverage to regular full-time and regular part-time employees whose annual earnings exceed the level which produces the maximum monthly benefit provided by the Group Long Term Disability Insurance Plan. This coverage is self-insured (funded and paid for by Allstate when obligations are incurred). No obligations for the named executives were incurred in 2010 and so no incremental cost is reflected in the table.

 GRANTS OF PLAN-BASED AWARDS AT FISCAL YEAR-END 2010(1)

       The following table provides information about non-equity incentive plan awards and equity awards granted to our named executives during the fiscal year 2010.

						All Other Stock Awards: Number of Shares of Stock or Units (#)
							All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Shr)(3)	Grant Date Fair Value ($)(4)
Name	Grant Date	Plan Name	Threshold ($)	Target ($)	Maximum ($)				Stock Awards	Option Awards
Mr. Wilson	—	Annual cash incentive	820,233	1,640,466	6,156,000
	Feb. 22, 2010	Restricted stock units				70,869			2,225,995
	Feb. 22, 2010	Stock options					417,576	$31.41		4,134,002
Mr. Civgin	—	Annual cash incentive	281,308	562,616	1,406,540
	Feb. 22, 2010	Restricted stock units				18,999			596,759
	Feb. 22, 2010	Stock options					111,944	$31.41		1,108,246
Mr. Lacher	—	Annual cash incentive	406,250	812,500	3,078,000
	Feb. 22, 2010	Restricted stock units				25,350			796,244
	Feb. 22, 2010	Stock options					149,369	$31.41		1,478,753
Ms. Mayes	—	Annual cash incentive	240,468	480,935	2,308,500
	Feb. 22, 2010	Restricted stock units				15,747			494,613
	Feb. 22, 2010	Stock options					92,785	$31.41		918,572
Mr. Winter	—	Annual cash incentive	375,000	750,000	3,847,500
	Feb. 22, 2010	Restricted stock units				23,400			734,994
	Feb. 22, 2010	Stock options					137,879	$31.41		1,365,002

(1)
Awards under the Annual Executive Incentive Plan and the 2009 Equity Incentive Plan.

(2)
The amounts in these columns consist of the threshold, target, and maximum annual cash incentive awards for the named executives. The threshold amount for each named executive is fifty percent of target, as the minimum amount payable if threshold performance is achieved. If threshold is not achieved the payment to named executives would be zero. The target amount is based upon achievement of certain performance measures set forth in the "Annual Cash Incentive Awards" section. The maximum amount payable to the named executives, except Mr. Civgin, is the lesser of a stockholder approved maximum under the Annual Executive Incentive Plan of $8.5 million or a percentage of the award pool. The award pool is equal to 1.0% of Operating Income with award opportunities capped at 40% of the pool for Mr. Wilson, 25% of the pool for Mr. Winter, 20% of the pool for Mr. Lacher, and 15% of the pool for Ms. Mayes. Mr. Civgin does not participate in the operating income pool. A description of the Operating Income performance measure is provided under the "Performance Measures" caption on page 53.

(3)
The exercise price of each option is equal to the fair market value of Allstate's common stock on the date of grant. Fair market value is equal to the closing sale price on the date of grant or, if there was no such sale on the date of grant, then on the last previous day on which there was a sale.

(4)
The aggregate grant date fair value of restricted stock units was $31.41 and for stock option awards was $9.90 for 2010, computed in accordance with FASB ASC 718. The assumptions used in the valuation are discussed in footnotes 3 and 4 to the Summary Compensation Table on page 40.

Outstanding Equity Awards at Fiscal Year-End 2010

       The following table summarizes the outstanding equity awards of the named executives as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

	Option Awards(1)							Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)		Number of Securities Underlying Unexercised Options (#) Unexercisable(3)		Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)		Market Value of Shares or Units of Stock That Have Not Vested(5)
Mr. Wilson	May 15, 2001	112,892		0		$42.00	May 15, 2011
	Feb. 07, 2002	97,750		0		$33.38	Feb. 07, 2012
	Feb. 07, 2003	101,000		0		$31.78	Feb. 07, 2013
	Feb. 06, 2004	97,100		0		$45.96	Feb. 06, 2014
	Feb. 22, 2005	98,976		0		$52.57	Feb. 22, 2015
	June 01, 2005	100,000		0		$58.47	June 01, 2015
	Feb. 21, 2006	66,000		0		$53.84	Feb. 21, 2016
	Feb. 21, 2006	124,000		0		$53.84	Feb. 21, 2016
	Feb. 20, 2007	196,751		65,584		$62.24	Feb. 20, 2017	Feb. 20, 2007	22,385		$713,634
	Apr. 30, 2007	27,818	*	9,273	*	$62.32	Feb. 07, 2012
	Feb. 26, 2008	169,158		169,158		$48.82	Feb. 26, 2018	Feb. 26, 2008	36,705		$1,170,155
	Feb. 27, 2009	187,909		563,727		$16.83	Feb. 27, 2019	Feb. 27, 2009	132,264		$4,216,576
	Feb. 22, 2010	0		417,576		$31.41	Feb. 22, 2020	Feb. 22, 2010	70,869		$2,259,304
											Aggregate Market Value

											$8,359,669
Mr. Civgin	Sep. 08, 2008	32,500		32,500		$46.48	Sep. 08, 2018	Sep. 08, 2008	4,300	(6)	$137,084
	Feb. 27, 2009	50,375		151,125		$16.83	Feb. 27, 2019	Feb. 27, 2009	35,458		$1,130,401
	Feb. 22, 2010	0		111,944		$31.41	Feb. 22, 2020	Feb. 22, 2010	18,999		$605,688
											Aggregate Market Value

											$1,873,173
Mr. Lacher	Dec. 1, 2009	26,125		78,377		$28.52	Dec. 1, 2019	Dec. 1, 2009	18,408	(7)	$586,847
	Feb. 22, 2010	0		149,369		$31.41	Feb. 22, 2020	Feb. 22, 2010	25,350		$808,158
											Aggregate Market Value

											$1,395,005
Ms. Mayes	Nov. 12, 2007	75,000		25,000		$53.18	Nov. 12, 2017	Nov. 12, 2007	6,250	(8)	$199,250
	Feb. 26, 2008	36,050		36,050		$48.82	Feb. 26, 2018	Feb. 26, 2008	7,800		$248,664
	Feb. 27, 2009	0		123,409		$16.83	Feb. 27, 2019	Feb. 27, 2009	28,955		$923,086
	Feb. 22, 2010	0		92,785		$31.41	Feb. 22, 2020	Feb. 22, 2010	15,747		$502,014
											Aggregate Market Value

											$1,873,014
Mr. Winter	Nov. 02, 2009	8,385		25,155		$29.64	Nov. 02, 2019	Nov. 02, 2009	5,904		$188,220
	Feb. 22, 2010	0		137,879		$31.41	Feb. 22, 2020	Feb. 22, 2010	23,400		$745,992
											Aggregate Market Value

											$934,212

(1)
The options granted in 2010 vest in three installments of 50% on the second anniversary date and 25% on each of the third and fourth anniversaries dates. The other options vest in four installments of 25% on each of the first four anniversaries of the grant date. The exercise price of each option is equal to the fair market value of Allstate's common stock on the date of grant. For options granted prior to 2007, fair market value is equal to the average of high and low sale prices on the date of grant, and for options granted in 2007 and thereafter, fair market value is equal to the closing sale price on the date of grant or in each case, if there was no sale on the date of grant, then on the last previous day on which there was a sale. An asterisk (*) denotes reload options issued to replace shares tendered in payment of the exercise price of prior option awards. These reload options are subject to the same vesting terms and expiration date as the original options including becoming exercisable in four annual installments beginning one year after the reload option grant date. For option awards granted after 2003, the Committee eliminated the reload feature and no new option awards will be granted that contain a reload feature.

(2)
The aggregate value and aggregate number of exercisable in-the-money options as of December 31, 2010, for each of the named executives is as follows: Mr. Wilson $2,838,130 (288,909 aggregate number exercisable), Mr. Civgin $758,144 (50,375 aggregate number exercisable), Mr. Lacher $87,780 (26,125 aggregate number exercisable), Ms. Mayes $0 (0 aggregate number exercisable), Mr. Winter $18,782 (8,385 aggregate number exercisable).

(3)
The aggregate value and aggregate number of unexercisable in-the-money options as of December 31, 2010, for each of the named executives is as follows: Mr. Wilson $8,680,352 (981,303 aggregate number unexercisable), Mr. Civgin $2,327,045 (263,069 aggregate number unexercisable), Mr. Lacher $333,550 (227,746 aggregate number unexercisable), Ms. Mayes $1,900,914 (216,184 aggregate number unexercisable), Mr. Winter $121,150 (163,034 aggregate number unexercisable).

(4)
The restricted stock unit awards granted in 2010 vest in three installments of 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversary dates. The other restricted stock unit awards vest in one installment on the fourth anniversary of the grant date, unless otherwise noted.

(5)
Amount is based on the closing price of our common stock of $31.88 on December 31, 2010.

(6)
Restricted stock units granted as a new hire award. 2,000 restricted stock units vested on the second anniversary of the grant date and the remaining 4,300 restricted stock units vest on the fourth anniversary of the grant date.

(7)
Restricted stock units granted as a new hire award. 9,204 restricted stock units vest on the second anniversary of the grant date and the remaining 9,204 restricted stock units vest on the fourth anniversary of the grant date.

(8)
Restricted stock units granted as a new hire award. 6,250 restricted stock units vested on the second anniversary of the grant date and the remaining 6,250 restricted stock units vest on the fourth anniversary of the grant date.

 Option Exercises and Stock Vested at Fiscal Year-End 2010

       The following table summarizes the options exercised by the named executives during 2010 and the restricted stock and restricted stock unit awards that vested during 2010.

OPTION EXERCISES AND STOCK VESTED AT FISCAL YEAR-END 2010

	Option Awards (as of 12/31/10)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Wilson	0	0	23,450	732,109
Mr. Civgin	0	0	2,000	57,400
Mr. Lacher	0	0	0	0
Ms. Mayes	41,136	525,245	0	0
Mr. Winter	0	0	0	0

Retirement Benefits

       Each named executive participates in two different defined benefit pension plans, and one of the named executives participates in a third arrangement that provides additional supplemental pension benefits, referred to as the pension benefit enhancement. The following table summarizes the named executives' pension benefits, which are calculated in the same manner as the change in pension value reflected in the Summary Compensation Table.

PENSION BENEFITS

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT(1)(2) ($)	PAYMENTS DURING LAST FISCAL YEAR ($)
Mr. Wilson	Allstate Retirement Plan	17.8	419,777	0
	Supplemental Retirement Income Plan	17.8	4,476,573	0
Mr. Civgin(3)	Allstate Retirement Plan	2.3	5,882	0
	Supplemental Retirement Income Plan	2.3	21,395	0
Mr. Lacher(3)	Allstate Retirement Plan	1.2	0	0
	Supplemental Retirement Income Plan	1.2	3,908	0
Ms. Mayes	Allstate Retirement Plan	3.2	12,705	0
	Supplemental Retirement Income Plan	3.2	27,111	0
	Ms. Mayes' pension benefit enhancement(4)	3.2	137,043	0
Mr. Winter(3)	Allstate Retirement Plan	1.2	0	0
	Supplemental Retirement Income Plan	1.2	3,833	0

(1)
These amounts are estimates and do not necessarily reflect the actual amounts that will be paid to the named executives, which will only be known at the time they become eligible for payment. Accrued benefits were calculated as of December 31, 2010, and used to calculate the present value of accumulated benefits at December 31, 2010. December 31 is our pension plan measurement date used for financial statement reporting purposes.

The amounts listed in this column are based on the following assumptions:

•
Discount rate of 6%, payment form assuming 80% paid as a lump sum and 20% paid as an annuity, lump-sum/annuity conversion segmented interest rates of 5.0% for the first five years, 6.5% for the next 15 years, and 7% for all years after 20 and the 2011 combined static Pension Protection Act funding mortality table with a blend of 50% males and 50% females (as required under the Internal Revenue Code), and post-retirement mortality for annuitants using the 2011 Internal Revenue Service mandated annuitant table; these are the same as those used for financial reporting year-end disclosure as described in the notes to Allstate's consolidated financial statements. (See note 16 to our audited financial statements for 2010.)

•
Based on guidance provided by the Securities and Exchange Commission, we have assumed normal retirement age which is age 65 under both the ARP and SRIP, regardless of any announced or anticipated retirements.

•
No assumption for early termination, disability, or pre-retirement mortality.

(2)
The figures shown in the table above reflect the present value of the current accrued pension benefits calculated using the assumptions described in the preceding footnote. If the named executives' employment terminated on December 31, 2010, the lump

Footnotes continue

  sum present value of the non-qualified pension benefits for each named executive earned through December 31, 2010, is shown in the following table:

NAME	PLAN NAME	LUMP SUM AMOUNT ($)
Mr. Wilson	Supplemental Retirement Income Plan	6,093,640
Mr. Civgin	Supplemental Retirement Income Plan	23,009
Mr. Lacher	Supplemental Retirement Income Plan	4,375
Ms. Mayes	Supplemental Retirement Income Plan	27,566
	Ms. Mayes' pension benefit enhancement	139,343
Mr. Winter	Supplemental Retirement Income Plan	4,038

  The amount shown is based on the lump sum methodology (i.e., interest rate and mortality table) used by the Allstate pension plans in 2011, as required under the Pension Protection Act. Specifically, the interest rate for 2011 is based on 20% of the average August 30-year Treasury Bond rate from the prior year and 80% of the average corporate bond segmented yield curve from August of the prior year. The mortality table for 2011 is the 2011 combined static Pension Protection Act funding mortality table with a blend of 50% males and 50% females, as required under the Internal Revenue Code.

(3)
Messrs. Civgin, Lacher, and Winter are not currently vested in the Allstate Retirement Plan or the Supplemental Retirement Income Plan.

(4)
See narrative under the heading "Extra Service and Pension Benefit Enhancement" on page 48 for the explanation of the years of credited service with respect to Ms. Mayes' pension benefit enhancement.

       The benefits and value of benefits shown in the Pension Benefits table are based on the following material factors:

  Allstate Retirement Plan ("ARP")

       The ARP has two different types of benefit formulas (final average pay and cash balance) which apply to participants based on their date of hire or individual choice made prior to the January 1, 2003 introduction of a cash balance design. Of the named executives, Ms. Mayes and Messrs. Civgin, Lacher, and Winter are eligible to earn cash balance benefits. Benefits under the final average pay formula are earned and stated in the form of a straight life annuity payable at the normal retirement date (age 65). Participants who earn final average pay benefits may do so under one or more benefit formulas based on when they become members of the ARP and their years of service.

       Mr. Wilson has earned ARP benefits under the post-1988 final average pay formula which is the sum of the Base Benefit and the Additional Benefit, as defined as follows:

  •
  Base Benefit =1.55% of the participant's average annual compensation, multiplied by credited service after 1988 (limited to 28 years of credited service)

  •
  Additional Benefit =0.65% of the amount, if any, of the participant's average annual compensation that exceeds the participant's covered compensation (the average of the maximum annual salary taxable for Social Security over the 35-year period ending the year the participant would reach Social Security retirement age) multiplied by credited service after 1988 (limited to 28 years of credited service)

       For participants eligible to earn cash balance benefits, pay credits are added to the cash balance account on a quarterly basis as a percent of compensation and based on the participant's years of vesting service as follows:

Cash Balance Plan Pay Credits

Vesting Service	Pay Credit %
Less than 1 year	0%
1 year, but less than 5 years	2.5%
5 years, but less than 10 years	3%
10 years, but less than 15 years	4%
15 years, but less than 20 years	5%
20 years, but less than 25 years	6%
25 years or more	7%

  Supplemental Retirement Income Plan ("SRIP")

       SRIP benefits are generally determined using a two-step process: (1) determine the amount that would be payable under the ARP formula specified above if the federal limits described above did not apply, then (2) reduce the amount described in (1) by the amount actually payable under the ARP formula. The normal retirement date under the SRIP is age 65. If eligible for early retirement under the ARP, an eligible employee is also eligible for early retirement under the SRIP.

  Other Aspects of the Pension Plans

       For the ARP and SRIP, eligible compensation consists of salary, annual cash incentive awards, pre-tax employee deposits made to our 401(k) plan and our cafeteria plan, holiday pay, and vacation pay. Eligible compensation also includes overtime pay, payment for temporary military service, and payments for short term disability, but does not include long-term cash incentive awards or income related to the exercise of stock options and the vesting of restricted stock and restricted stock units. Compensation used to determine benefits under the ARP is limited in accordance with the Internal Revenue Code. For final average pay benefits, average annual compensation is the average compensation of the five highest consecutive calendar years within the last ten consecutive calendar years preceding the actual retirement or termination date.

       Payment options under the ARP include a lump sum, straight life annuity, and various survivor annuity options. The lump sum under the final average pay benefit is calculated in accordance with the applicable interest rate and mortality as required under the Internal Revenue Code. The lump sum payment under the cash balance benefit is generally equal to a participant's cash balance account balance. Payments from the SRIP are paid in the form of a lump sum using the same interest rate and mortality assumptions used under the ARP.

  Timing of Payments

       The earliest retirement age that a named executive may retire with unreduced retirement benefits under the ARP and SRIP is age 65. However, a participant earning final average pay benefits is entitled to an early retirement benefit on or after age 55 if he or she terminates employment after the completion of 20 or more years of service. A participant earning cash balance benefits who terminates employment with at least three years of vesting service is entitled to a lump sum benefit equal to his or her cash balance account balance. Currently, none of the named executives are eligible for an early retirement benefit.

       SRIP benefits earned through December 31, 2004 (Pre 409A SRIP Benefits) are generally payable at age 65, the normal retirement date under the ARP. Pre 409A SRIP Benefits may be payable earlier upon reaching age 50 if disabled, following early retirement at age 55 or older with 20 years of service, or following death in accordance with the terms of the SRIP. SRIP benefits earned after December 31, 2004 (Post 409A SRIP Benefits) are paid on the January 1 following termination of employment after reaching age 55 (a minimum six month deferral period applies), or following death in accordance with the terms of the SRIP.

       Eligible employees are vested in the normal retirement benefit under the ARP and the SRIP on the earlier of the completion of five years of service or upon reaching age 65 for participants with final average pay benefits or the completion of three years of service or upon reaching age 65 for participants whose benefits are calculated under the cash balance formula.

  •
  Mr. Wilson's Pre 409A SRIP benefit would become payable at age 65 or following death or disability. Mr. Wilson's Post 409A Benefit would be paid on January 1, 2013, or following death. Mr. Wilson will turn 65 on October 15, 2022.

  •
  Mr. Civgin's SRIP benefit is not currently vested but would become payable following death. Mr. Civgin will turn 65 on May 17, 2026.

  •
  Mr. Lacher's SRIP benefit is not currently vested but would become payable following death. Mr. Lacher will turn 65 on November 11, 2034.

  •
  Ms. Mayes' Post 409A Benefit would be paid on January 1, 2012, or following death. Ms. Mayes' pension enhancement is payable following death, six months after separation from service, or upon a change-in-control. Ms. Mayes will turn 65 on July 9, 2014.

  •
  Mr. Winter's SRIP benefit is not currently vested but would become payable following death. Mr. Winter will turn 65 on January 22, 2022.

  Extra Service and Pension Benefit Enhancement

       No additional service is granted under the ARP or the SRIP. Generally, Allstate has not granted additional service credit outside of the actual service used to calculate ARP and SRIP benefits. However, Ms. Mayes has a supplemental nonqualified retirement benefit agreement which provides for additional cash balance pay credits. Ms Mayes' enhanced pension benefit assumes the maximum 7% pay credits under the cash balance formula less any amounts payable from ARP or SRIP. Eligible service is calculated from Ms. Mayes' employment date.

       Mr. Wilson has 17.8 years of combined service with Sears, Roebuck and Co., Allstate's former parent company, and Allstate. As a result of his prior Sears service, a portion of Mr. Wilson's retirement benefits will be paid from the Sears pension plan. Similar to the pension benefits of other employees with prior Sears service who were employed by Allstate at the time of the spin-off from Sears in 1995, Mr. Wilson's pension benefits under the ARP final average pay benefit and the SRIP are calculated as if he had worked his combined Sears-Allstate career with Allstate, and then are reduced by the amounts earned under the Sears pension plan.

Non-Qualified Deferred Compensation

       The following table summarizes the non-qualified deferred compensation contributions, earnings, and account balances of our named executives in 2010. All amounts relate to The Allstate Corporation Deferred Compensation Plan ("Deferred Compensation Plan").

NON-QUALIFIED DEFERRED COMPENSATION AT FISCAL YEAR-END 2010

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Mr. Wilson	0	0	83,104	0	462,459
Mr. Civgin	0	0	0	0	0
Mr. Lacher	0	0	0	0	0
Ms. Mayes	0	0	0	0	0
Mr. Winter	0	0	0	0	0

(1)
Aggregate earnings were not included in the named executive's prior year compensation.

(2)
There are no amounts reported in the Aggregate Balance at Last FYE column that were reported in the 2010, 2009 or 2008 Summary Compensation Tables.

       In order to remain competitive with other employers, we allow employees, including the named executives, whose annual compensation exceeds the amount specified in the Internal Revenue Code (e.g., $245,000 in 2010), to defer up to 80% of their salary and/or up to 100% of their annual cash incentive award that exceeds that amount under the Deferred Compensation Plan. Allstate does not match participant deferrals and does not guarantee a stated rate of return.

       Deferrals under the Deferred Compensation Plan are credited with earnings, or are subject to losses, based on the results of the investment option or options selected by the participants. The investment options available in 2010 under the Deferred Compensation Plan are Stable Value, S&P 500, International Equity, Russell 2000, and Bond Funds—options available in 2010 under our 401(k) plan. Under the Deferred Compensation Plan, deferrals are not actually invested in these funds, but instead are credited with earnings or losses based on the funds' investment experience, which are net of administration and investment expenses. Because the rate of return is based on actual investment measures in our 401(k) plan, no above-market earnings are paid. Similar to participants in our 401(k) plan, participants can change their investment elections daily. Investment changes are effective the next business day. The Deferred Compensation Plan is unfunded; participants have only the rights of general unsecured creditors.

       Deferrals under the Deferred Compensation Plan are segregated into Pre 409A balances and Post 409A balances. A named executive may elect to begin receiving a distribution of a Pre 409A balance upon separation from service or in one of the first through fifth years after separation from service. In either event, the named executive may elect to receive payment of a Pre 409A balance in a lump sum or in annual cash installment payments over a period of two to ten years. An irrevocable distribution election is required before making any Post 409A deferrals into the plan. The distribution options available to the Post 409A balances are similar to those available to the Pre 409A balances, except the earliest distribution date is six months following separation from service. Upon a showing of unforeseeable emergency, a plan participant may be allowed to access certain funds in a deferred compensation account earlier than the dates specified above.

Potential Payments as a Result of Termination or Change-in-Control

       The following table lists the compensation and benefits that Allstate would pay or provide to the named executives in various scenarios involving a termination of employment, other than compensation and benefits generally available to all salaried employees.

Compensation Elements
Termination Scenarios	Base Salary	Severance Pay	Annual Incentive	Stock Options	Restricted Stock Units	Non-Qualified Pension Benefits(1)	Deferred Compensation(2)	Health, Welfare and Other Benefits
Voluntary Termination	Ceases immediately	None	Forfeited unless terminated on last day of fiscal year	Unvested are forfeited, vested expire at the earlier of three months or normal expiration	Forfeited	Distributions commence per plan	Distributions commence per participant election	None
Involuntary Termination(3)	Ceases immediately	None	Forfeited unless terminated on last day of fiscal year	Unvested are forfeited, vested expire at the earlier of three months or normal expiration	Forfeited	Distributions commence per plan	Distributions commence per participant election	None
Retirement(4)	Ceases Immediately	None	Pro rated for the year based on actual performance for the year	Continue to vest upon normal or health retirement; unvested forfeited upon early retirement. All expire at earlier of five years or normal expiration.	RSUs continue to vest upon normal retirement. Forfeited in early retirement.	Distributions commence per plan	Distributions commence per participant election	None
Termination due to Change- in-Control(5)	Ceases Immediately	Lump sum equal to three times salary, three times annual incentive at target and pension enhancement(6)	Pro rated at target (reduced by any actually paid)	Vest immediately upon a change in control	Vest immediately upon a change in control	Immediately payable upon a change in control	Immediately payable upon a change in control	Outplacement services provided; continuation coverage subsidized(7)
Death	One month salary paid upon death	None	Pro rated for year based on actual performance for the year	Vest immediately and expire at earlier of two years or normal expiration	Vest immediately	Distributions commence per plan	Payable within 90 days	None
Disability	Ceases Immediately	None	Pro rated for year based on actual performance for the year	Vest immediately and expire at earlier of two years or normal expiration	Forfeited	Participant may request payment if age 50 or older	Distributions commence per participant election	Supplemental Long Term Disability benefits

(1)
See the section titled Pension Benefits for further detail on non-qualified pension benefits and timing of payments.

Footnotes continue

(2)
See the Non-Qualified Deferred Compensation section for additional information on the Deferred Compensation Plan and distribution options available.

(3)
Examples of "Involuntary Termination" independent of a change-in-control include performance-related terminations; terminations for employee dishonesty and violation of Allstate rules, regulations, or policies; and terminations resulting from lack of work, rearrangement of work, and reduction in force.

(4)
Retirement for purposes of the annual cash incentive plan is defined as voluntary termination on or after the date the named executive attains age 55 with at least twenty 20 years of service. The "normal retirement date" under the stock option awards is the date on or after the date the named executive attains age 60 with at least one year of service. The "health retirement date" is the date on which the named executive terminates for health reasons after attaining age 50, but before attaining age 60, with at least ten years of continuous service. The "early retirement date" is the date the named executive attains age 55 with 20 years of service.

(5)
In general, a change-in-control is one or more of the following events: (1) any person acquires 30% or more of the combined voting power of Allstate common stock within a 12-month period; (2) any person acquires more than 50% of the combined voting power of Allstate common stock; (3) certain changes are made to the composition of the Board; or (4) the consummation of a merger, reorganization, or similar transaction. These triggers were selected because, in a widely held company the size of Allstate, they could each result in a substantial change in management. Effective upon a change-in-control, the named executives become subject to covenants prohibiting competition and solicitation of employees, customers, and suppliers at any time until one year after termination of employment. During the two-year period following a change-in-control, the change-in-control agreements provide for a minimum salary, annual cash incentive awards, and other benefits. In addition, they provide that the named executives' positions, authority, duties, and responsibilities will be at least commensurate in all material respects with those held prior to the change-in-control. If a named executive incurs legal fees or other expenses in an effort to enforce the change-in-control agreement, Allstate will reimburse the named executive for these expenses unless it is established by a court that the named executive had no reasonable basis for the claim or acted in bad faith.

(6)
Under the change-in-control agreements, severance benefits would be payable if a named executive's employment is terminated either by Allstate without "cause" or by the executive for "good reason" as defined in the agreements during the two-year period following the change-in-control. Cause means the named executive has been convicted of a felony or other crime involving fraud or dishonesty, has willfully or intentionally breached the change-in-control agreement, has habitually neglected his or her duties, or has engaged in willful or reckless material misconduct in the performance of his or her duties. Good reason includes a material diminution in a named executive's base compensation, authority, duties, or responsibilities, a material change in the geographic location where the named executive performs services, or a material breach of the change-in-control agreement by Allstate.

The pension enhancement is a lump sum payment equal to the positive difference, if any, between: (a) the sum of the lump-sum values of each maximum annuity that would be payable to the named executive under any defined benefit plan (whether or not qualified under Section 401(a) of the Internal Revenue Code) if the named executive had: (i) become fully vested in all such benefits, (ii) attained as of the named executive's termination date an age that is three years greater than named executive's actual age, (iii) accrued a number of years of service that is three years greater than the number of years of service actually accrued by the named executive as of the named executive's termination date, and (iv) received a lump-sum severance benefit consisting of three times base salary, three times annual incentive cash compensation calculated at target, plus the 2010 annual incentive cash award as covered compensation in equal monthly installments during the three-year period following the named executive's termination date; and (b) the lump-sum values of the maximum annuity benefits vested and payable to named executive under each defined benefit plan that is qualified under Section 401(a) of the Internal Revenue Code plus the aggregate amounts simultaneously or previously paid to the named executive under the defined benefit plans (whether or not qualified under Section 401(a)). The calculation of the lump sum amounts payable under this formula does not impact the benefits payable under the ARP, or the SRIP.

(7)
If a named executive's employment is terminated by reason of death during the two-year period commencing on the date of a change-in-control, the named executive's estate or beneficiary will be entitled to survivor and other benefits, including retiree medical coverage, if eligible, that are not less favorable than the most favorable benefits available to the estates or surviving families of peer executives of Allstate. In the event of termination by reason of disability, Allstate will pay disability and other benefits, including supplemental long-term disability benefits and retiree medical coverage, if eligible, that are not less favorable than the most favorable benefits available to disabled peer executives. In addition, such survivor or disability benefits shall not be materially less favorable, in the aggregate, than the most favorable benefits in effect during the 90-day period preceding the change-in-control.

ESTIMATE OF POTENTIAL PAYMENTS UPON TERMINATION(1)

       The table below describes the amount of compensation payable to each named executive or the value of benefits provided to the named executives that exceed the compensation or benefits generally available to all salaried employees in each termination scenario. The total column in the following table does not reflect compensation or benefits previously accrued or earned by the named executives such as deferred compensation and non-qualified pension benefits. The payment of the 2010 annual cash incentive award and any 2010 salary earned but not paid in 2010 due to Allstate's payroll cycle are not included in these tables because these amounts are payable to the named executives regardless of termination, death, or disability. Benefits and payments are calculated assuming a December 31, 2010, employment termination date.

Name	Severance ($)	Stock Options— Unvested and Accelerated ($)	Restricted Stock Units— Unvested and Accelerated ($)	Welfare Benefits and Outplacement Services ($)		Excise Tax Reimbursement and Tax Gross-Up(2) ($)	Total ($)
Mr. Wilson
Voluntary Termination/ Retirement(3)	0	0	0	0		0	0
Involuntary Termination	0	0	0	0		0	0
Termination due to Change-in-Control(4)	12,128,577	8,680,352	8,359,669	55,800	(5)	0	29,224,398
Death	0	8,680,352	8,359,669	0		0	17,040,021
Disability	0	8,680,352	0	7,771,815	(6)	0	16,452,167
Mr. Civgin
Voluntary Termination/ Retirement(3)	0	0	0	0		0	0
Involuntary Termination	0	0	0	0		0	0
Termination due to Change-in-Control(4)	3,492,589	2,327,045	1,873,173	35,164	(5)	1,796,419	9,524,390
Death	0	2,327,045	1,873,173	0		0	4,200,218
Disability	0	2,327,045	0	3,289,101	(6)	0	5,616,146
Mr. Lacher
Voluntary Termination/ Retirement(3)	0	0	0	0		0	0
Involuntary Termination	0	0	0	0		0	0
Termination due to Change-in-Control(4)	4,512,763	333,550	1,395,005	35,771	(5)	2,124,612	8,401,701
Death	0	333,550	1,395,005	0		0	1,728,555
Disability	0	333,550	0	3,421,847	(6)	0	3,755,397
Ms. Mayes
Voluntary Termination/ Retirement(3)	0	1,900,914	1,873,014	0		0	3,773,928
Involuntary Termination	0	0	0	0		0	0
Termination due to Change-in-Control(4)	3,429,694	1,900,914	1,873,014	25,944	(5)	1,636,171	8,865,737
Death	0	1,900,914	1,873,014	0		0	3,773,928
Disability	0	1,900,914	0	985,427	(6)	0	2,886,341
Mr. Winter
Voluntary Termination/ Retirement(3)	0	0	0	0		0	0
Involuntary Termination	0	0	0	0		0	0
Termination due to Change-in-Control(4)	4,189,038	121,150	934,212	35,761	(5)	1,561,672	6,841,833
Death	0	121,150	934,212	0		0	1,055,362
Disability	0	121,150	0	2,220,468	(6)	0	2,341,618

(1)
A "0" indicates that either there is no amount payable to the named executive or no amount payable to the named executive that is not also made available to all salaried employees.

(2)
Certain payments made as a result of a change in control are subject to a 20% excise tax imposed on the named executive by Section 4999 of the Code. The Excise Tax Reimbursement and Tax Gross-up is the amount Allstate would pay to the named executive as reimbursement for the 20% excise tax plus a tax gross-up for any taxes incurred by the named executive resulting from the reimbursement of such excise tax. The estimated amounts of reimbursement of any resulting excise taxes were determined without regard to the effect that restrictive covenants and any other facts and circumstances may have on the amount of excise taxes, if any, that ultimately might be payable in the event these payments were made to a named executive which is not subject to reliable advance prediction or a reasonable estimate. Allstate believes providing an excise tax gross-up mitigates the possible disparate tax treatment for similarly situated employees and is appropriate in this limited circumstance to prevent the intended value of a benefit from being significantly and arbitrarily reduced. However, starting in 2011, new change-in-control agreements will not include an excise tax gross-up provision.

(3)
As of December 31, 2010, only Ms. Mayes is eligible to retire in accordance with Allstate's policy and the terms of its equity incentive compensation and certain benefit plans.

Footnotes continue

(4)
The values in this change-in-control row represent amounts paid if both the change-in-control and termination occur on December 31, 2010. If there was a change-in-control that did not result in a termination, the amounts payable to each named executive would be as follows:

Name	Stock Options— Unvested and Accelerated ($)	Restricted stock units— Unvested and Accelerated ($)	Total— Unvested and Accelerated ($)
Mr. Wilson	8,680,352	8,359,669	17,040,021
Mr. Civgin	2,327,045	1,873,173	4,200,218
Mr. Lacher	333,550	1,395,005	1,728,555
Ms. Mayes	1,900,914	1,873,014	3,773,928
Mr. Winter	121,150	934,212	1,055,362

  A change-in-control also would accelerate the distribution of each named executive's non-qualified deferred compensation and SRIP benefits. Within five business days after the effective date of a change-in-control, each named executive would receive any deferred compensation account balances and a lump sum payment equal to the present value of the named executive's SRIP benefit and, for Ms. Mayes, pension benefit enhancement. Please see the Non-Qualified Deferred Compensation at Fiscal Year End 2010 table and footnote 2 to the Pension Benefits table in the Retirement Benefits section for details regarding the applicable amounts for each named executive.

(5)
The Welfare Benefits and Outplacement Services amount includes the cost to provide certain welfare benefits to the named executive and family during the period which the named executive is eligible for continuation coverage under applicable law. The amount shown reflects Allstate's costs for these benefits or programs assuming an 18-month continuation period. The value of outplacement services for Mr. Wilson is $40,000 and $20,000 for each other named executive.

(6)
The named executives are eligible to participate in Allstate's supplemental long-term disability plan for employees whose annual earnings exceed the level which produces the maximum monthly benefit provided by the Allstate Long Term Disability Plan (Basic Plan). The benefit is equal to 50% of the named executive's qualified annual earnings divided by twelve and rounded to the nearest one hundred dollars, reduced by $7,500, which is the maximum monthly benefit payment that can be received under the Basic Plan. The amount reflected assumes the named executive remains totally disabled until age 65 and represents the present value of the monthly benefit payable until age 65.

Risk Management and Compensation

       We have reviewed our compensation policies and practices, and we believe that they are appropriately structured, that they are consistent with our key operating priority of keeping the company financially strong, and that they avoid providing incentives for employees to engage in unnecessary and excessive risk taking. We believe that executive compensation has to be examined in the larger context of an effective risk management framework and strong internal controls. As described in the Board Role in Risk Oversight section of the Corporate Governance Practices and Code of Ethics portion of this proxy statement, the Board and Audit Committee both play an important role in risk management oversight, including reviewing how management measures, evaluates, and manages the corporation's exposure to risks posed by a wide variety of events and conditions. In addition, the Compensation and Succession Committee employs an independent executive compensation consultant each year to assess Allstate's executive pay levels, practices, and overall program design.

       A review and assessment of potential compensation-related risks was conducted by management and reviewed by the Chief Risk Officer. Performance-related incentive plans were analyzed using a process developed in conjunction with our independent executive compensation consultant.

       The 2010 risk assessment specifically noted that our compensation programs:

  •
  Provide a balanced mix of cash and equity through annual and long-term incentives to align with short-term and long-term business goals.

  •
  Utilize a full range of performance measures that we believe correlate to long-term shareholder value creation.

  •
  Incorporate strong governance practices, including paying cash incentive awards only after a review of executive and corporate performance.

  •
  Enable the use of negative discretion to adjust annual incentive compensation payments when formulaic payouts are not warranted due to other circumstances.

Furthermore, to ensure our compensation programs do not motivate imprudent risk taking, awards to the executive officers made after May 19, 2009, under the 2009 Equity Incentive Plan and awards made under the Annual Executive Incentive Plan are subject to clawback in the event of certain financial restatements.

 Performance Measures

       Information regarding our performance measures is disclosed in the limited context of our annual and long-term cash incentive awards and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

       The following are descriptions of the performance measures used for our annual cash incentive awards for 2010 and our long-term cash incentive awards for the 2008-2010 cycle. These measures are not GAAP measures. They were developed uniquely for incentive compensation purposes and are not reported items in our financial statements. Some of these measures use non-GAAP measures and operating measures. The Committee has approved the use of non-GAAP and operating measures when appropriate to drive executive focus on particular strategic, operational, or financial factors or to exclude factors over which our executives have little influence or control, such as capital market conditions.

Annual Cash Incentive Awards for 2010

       Operating Income:      This measure is used to assess financial performance. This measure is equal to net income adjusted to exclude the after tax effects of the items listed below:

  •
  Realized capital gains and losses (which includes the related effect on the amortization of deferred acquisition and deferred sales inducement costs) except for periodic settlements and accruals on certain non-hedge derivative instruments.

  •
  Gains and losses on disposed operations.

  •
  Adjustments for other significant non-recurring, infrequent, or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years or (b) there has been no similar charge or gain within the prior two years.

Corporate Measure

       Adjusted Operating Income Per Diluted Share:      This measure is used to assess financial performance. The measure is equal to net income adjusted to exclude the after-tax effects of the items listed below, divided by the weighted average shares outstanding on a diluted basis:

  •
  Realized capital gains and losses (which includes the related effect on the amortization of deferred acquisition and deferred sales inducement costs) except for periodic settlements and accruals on certain non-hedge derivative instruments.

  •
  Gains and losses on disposed operations.

  •
  Adjustments for other significant non-recurring, infrequent, or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years or (b) there has been no similar charge or gain within the prior two years.

  •
  Restructuring and related charges.

  •
  Effects of acquiring businesses.

  •
  Negative operating results of sold businesses.

  •
  Underwriting results of the Discontinued Lines and Coverages segment.

  •
  Any settlement, awards, or claims paid as a result of lawsuits and other proceedings brought against Allstate subsidiaries regarding the scope and nature of coverage provided under insurance policies issued by such companies.

Allstate Protection Measures

       Financial Product Sales ("Production Credits"):      This measure of sales and related profitability of proprietary and non-proprietary financial products sold through the Allstate Exclusive Agency channel is used by management to assess the execution of our financial services strategy. This measure is calculated as the percent change in the total amount of production credits for current year transactions. Production credits are an internal sales statistic calculated as a percent of premium or deposits to life insurance, annuities, or mutual funds which vary based on the expected profitability of the specific financial product.

       Total Property Profitability:      A financial measure used by management to assess profitability. The Allstate Protection combined ratio adjusted to exclude the total auto combined ratio and the effect of restructuring and related charges. For disclosure of Allstate Protection combined ratio, see discussion of the Allstate Protection segment in Management's Discussion and Analysis of Financial Condition and Results of Operations in this booklet.

       Total Auto Growth and Profit Matrix:      A matrix used by management that combines financial measures in order to emphasize a balanced approach to premium growth and profit. The matrix utilizes (a) the percent increase in items-in-force for Allstate brand standard and non-standard auto and Encompass brand auto (excluding Deerbrook business and certain business sold by a national agency that has been discontinued) and (b) the combined ratio for Allstate brand standard and non-standard auto, Encompass brand auto (including Deerbrook and certain business sold by a national agency that has been discontinued), business insurance auto, involuntary auto, and Allstate Canada auto, and excluding the effect of restructuring and related charges. For disclosure of Allstate Protection auto combined ratio and items-in-force, see the discussion of the Allstate Protection segment in Management's Discussion and Analysis of Financial Condition and Results of Operations in this booklet.

Allstate Financial Measures

       Adjusted Operating Income:      This is a measure management uses to assess the profitability of the business. The Allstate Financial segment measure, operating income, is adjusted to exclude the after tax effects of restructuring and related charges and the potential amount by which 2010 guaranty fund assessments related to insured solvencies exceed $6 million. For disclosure of the Allstate Financial segment measure see footnote 18 to our audited financial statements.

       Adjusted Operating Return on Equity:      This is a measure management uses to assess profitability and capital efficiency. This measure is calculated using adjusted operating income, as defined above, as the numerator, and Allstate Financial's adjusted average subsidiary shareholder's equity as the denominator. Adjusted subsidiary shareholder's equity is the sum of subsidiaries' shareholder's equity for Allstate Life Insurance Company, Allstate Bank, a proportionate share of American Heritage Life Investment Corporation and certain other minor entities and excludes the effect of unrealized net capital gains and losses, net of tax and deferred acquisition costs. The average adjusted shareholder's equity is calculated by dividing the sum of Allstate Financial's adjusted shareholder's equity at year-end 2009 and at the end of each quarter of 2010 by five.

       Allstate Exclusive Agency Proprietary and AWD Weighted Sales:      This operating measure is used to quantify the current year sales of financial products through Allstate's Exclusive Agency proprietary distribution channel, including agencies and direct, and the Allstate Workplace Division. The measure is calculated by applying a percentage or factor against the premium or deposits of life insurance, annuities and Allstate Workplace Division products that vary based on the relative expected profitability of the specific product. For non-Allstate Workplace Division proprietary products sold through Allstate Financial Services channel, the percentage or factors are consistent with those used for production credits by Allstate Protection.

       Allstate Financial Portfolio Relative Total Return:      See definition under "Allstate Investments Measures" below.

Allstate Investments Measures

       Adjusted Net Investment Income:      Management uses this measure to assess the financial operating performance provided from investments relative to internal goals. Net investment income consists of certain amounts reported in the consolidated financial statements as net investment income. It excludes the difference between actual and planned expenses for certain employee benefit and incentive expenses.

       Portfolio Relative Total Return:      Management uses the three following measures to assess the value of active portfolio management relative to the total return of a market based benchmark. The measure is calculated as the difference, in basis points, of the specific portfolio total return from a designated benchmark. Total return is principally determined using industry standards and the same sources used in preparing the financial statements to determine fair value. (See footnotes to our audited financial statements for our methodologies for estimating the fair value of our investments.) In general, total return represents the annualized increase or decrease, expressed as a percentage, in the value of the portfolio. Time weighted returns are utilized. The designated benchmark is a composite of pre-determined, customized indices which reflect the investment risk parameters established in investment policies by the boards of the relevant subsidiaries, weighted in proportion to our investment plan, in accordance with our investment policy. The specific measures and investments included are listed below:

  •
  Property Liability Portfolio Relative Total Return:  Total return for Property-liability investments and Kennett investments.

  •
  Allstate Financial Portfolio Relative Total Return:  Total return for Allstate Financial investments.

  •
  Allstate Pension Plans Portfolio Relative Total Return:  Total return for the Allstate Retirement Plan and Agents Pension Plan investments.

Long-Term Cash Incentive Awards

       Average Adjusted Return on Equity Relative to Peers:      This measure is used to assess Allstate's financial performance against its peers. It is calculated as Allstate's ranked position relative to the insurance company peer group based upon three-year average adjusted return on equity, calculated on the same basis for Allstate and each of the peer insurance companies. Three-year average adjusted return on equity is the sum of the annual adjusted return on equity for each of the three years in the cycle divided by three. The annual adjusted return on equity is calculated as the ratio of net income divided by the average of shareholders' equity at the beginning and at the end of the year after excluding the component of accumulated other comprehensive income for unrealized net capital gains and losses.

       Allstate Financial Return on Total Capital:      This is a measure management uses to measure the efficiency of capital utilized in the business. Three-year Allstate Financial return on total capital is the sum of the annual adjusted return on subsidiaries' shareholder's equity for each of the three years divided by three. The annual adjusted return on subsidiaries' shareholder's equity is the Allstate Financial measure, net income, divided by the average subsidiaries' shareholder's equity at the beginning and at the end of the year. The subsidiaries' shareholder's equity is the sum of the subsidiaries' shareholder's equity for Allstate Life Insurance Company, Allstate Bank, American Heritage Life Investment Corporation, and certain other minor entities, adjusted to exclude the loan protection business and excluding the component of accumulated other comprehensive income for unrealized net capital gains. (See note 18 to our audited financial statements for Allstate Financial net income.)

       Allstate Protection Growth in Policies in Force Over Three-Year Cycle:      This is a measure used by management to assess growth in the number of policies in force, which is a driver of premiums written. The measure is calculated as the sum of the percent increase in each of the three years in the total number of policies in force at the end of the year over the beginning of the year. The measure excludes property insurance, Allstate Motor Club, and the loan protection business and includes Allstate Canada.

Security Ownership of Directors and Executive Officers

______________________________________________

        The following table shows the number of shares of Allstate common stock beneficially owned by each director and named executive officer individually, and by all executive officers and directors of Allstate as a group. Shares reported as beneficially owned include shares held indirectly through the Allstate 401(k) Savings Plan and other shares held indirectly, as well as shares subject to stock options exercisable on or prior to May 9, 2011, and restricted stock units for which restrictions expire on or prior to May 9, 2011. The percentage of Allstate shares of common stock beneficially owned by any Allstate director or nominee or by all directors and executive officers of Allstate as a group does not exceed 1%. The following share amounts are as of March 10, 2011. As of March 10, 2011, none of these shares were pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Allstate Common Stock (a)	Common Stock Subject to Options Exercisable and Restricted Stock Units for which restrictions expire on or prior to May 9, 2011— Included in Column (a) (b)
F. Duane Ackerman
Robert D. Beyer
Don Civgin
W. James Farrell
Jack M. Greenberg
Joseph P. Lacher, Jr.
Ronald T. LeMay
Michele C. Mayes
Andrea Redmond
H. John Riley, Jr.
Joshua I. Smith
Judith A. Sprieser
Mary Alice Taylor
Thomas J. Wilson
Matthew E. Winter
All directors and executive officers as a group

Security Ownership of Certain Beneficial Owners

______________________________________________

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	32,380,427	(1)	6.02%
Common	Northern Trust Corporation 50 S. LaSalle Street Chicago, IL 60675	31,063,158	(2)	5.77%

(1)
As of December 31, 2010. BlackRock held all shares with sole voting power and sole investment power. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(2)
As of December 31, 2010. Held by Northern Trust Corporation together with certain subsidiaries (collectively "Northern"). Of such shares, Northern held 2,639,875 with sole voting power; 28,348,257 with shared voting power; 5,606,570 with sole investment power; and 3,229,863 with shared investment power. 21,987,890 of such shares were held by The Northern Trust Company as trustee on behalf of participants in Allstate's 401(k) Savings Plan. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

Audit Committee Report

______________________________________________

        Deloitte & Touche LLP ("Deloitte") was Allstate's independent registered public accountant for the year ended December 31, 2010.

       The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2010.

       The committee has discussed with Deloitte the matters required to be discussed by the statement of Auditing Standards No. 114 (The Auditor's Communication with Those Charged with Governance) (formerly, Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T).

       The committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the committee concerning independence and has discussed with Deloitte its independence.

       Based on these reviews and discussions and other information considered by the committee in its judgment, the committee recommended to the Board of Directors that the audited financial statements be included in Allstate's annual report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission and furnished to stockholders with this Notice of Annual Meeting and Proxy Statement.

Judith A. Sprieser (Chair)
F. Duane Ackerman	Ronald T. LeMay
Robert D. Beyer	Mary Alice Taylor
Jack M. Greenberg

Section 16(a) Beneficial Ownership Reporting Compliance

______________________________________________

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Allstate's executive officers, directors, and persons who beneficially own more than ten percent of Allstate's common stock to file reports of securities ownership and changes in such ownership with the SEC.

       Based solely upon a review of copies of such reports or written representations that all such reports were timely filed, Allstate believes that each of its executive officers, directors, and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2010.

Related Person Transactions

______________________________________________

        The Nominating and Governance Committee of Allstate's Board has adopted a written policy regarding the review, approval, or ratification of transactions with related persons, which is available on the Corporate Governance portion of allstate.com. In accordance with the policy, the committee or the committee chair reviews transactions with the corporation in which the amount involved exceeds $120,000 and in which any "related person" had, has, or will have a direct or indirect material interest. In general, "related persons" are directors, executive officers, their immediate family members, and stockholders beneficially owning five percent or more of our outstanding stock. The committee or chair approves or ratifies only those transactions that are in, or not inconsistent with, the best interests of the corporation and its stockholders. Transactions are reviewed and approved or ratified by the chair when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports to the committee any transactions so approved. Annually, the committee will review any previously approved or ratified related person transactions that remain ongoing. There were no related person transactions identified for 2010.

Stockholder Proposals to be Voted On

______________________________________________

Proposal 7
Stockholder Proposal on
Stockholder Action by Written Consent

______________________________________________

        Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, beneficial owner of 2100 shares of Allstate common stock as of October 12, 2010, intends to propose the following resolution at the Annual Meeting.

       The Board of Directors does not support the adoption of this proposal and asks stockholders to consider management's response following the proponent's statement. The Board recommends that stockholders vote against this proposal.

 7—Shareholder Action by Written Consent

       RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

We gave greater than 67%-support to a 2010 shareholder proposal on this same topic. The Council of Institutional Investors <www.cii.org>, whose members have investments of $3 trillion, recommends that management adopt a shareholder proposal upon receiving its first 50%- plus vote.

This proposal topic won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate (ALL) and Sprint (S). Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for additional improvement in our company's 2010 reported corporate governance status.

Please encourage our board to respond positively to this proposal to enable shareholder action by written consent—Yes on 7.

The Board recommends that stockholders vote against this proposal for the following reasons:

•
This proposal would harm Allstate by giving a powerful weapon to aggressive, self-interested stockholders who could undermine the operations and value of the corporation by forcing special-interest demands.

•
An activist stockholder could initiate a written consent solicitation to remove some or all members of the corporation's board—without cause—and effectively assume control without paying the control premium that stockholders deserve.

•
In a contest for corporate control, a stockholder right to act by written consent undermines the full realization of stockholder value by constraining the board's ability to solicit competing bids and capture an appropriate control premium for stockholders.

•
The written consent process can be used to deny you the right to vote on important corporate matters.

•
Approval of action by written consent could occur with little or no advance notice to the corporation, minority stockholders, and the market. Stockholders representing a bare majority could take action without giving notice to other stockholders or issuing a proxy statement that provides a full discussion of the issues that are the subject of the consent solicitation. You may not even be asked to vote. The board may not even have a meaningful opportunity to consider the merits of the proposed action, to consider alternative courses of action, or to communicate its views to stockholders.

•
For issues that need to be addressed between annual meetings, the interests of all stockholders are better served by special stockholder meetings.

•
As presented in Proposal 3—Amendment to the Restated Certificate of Incorporation, the Board is recommending the approval of an amendment to the certificate of incorporation to allow stockholders owning at least 20% of the outstanding shares of the corporation the right to call a special meeting of stockholders.

•
To the extent that a significant issue arises outside of the normal annual meeting cycle, a special meeting of stockholders preserves protections for all stockholders to be involved in the process.

•
Allstate's corporate governance should be tailored for Allstate.

•
Every year, Mr. Steiner submits nearly identical corporate governance reform proposals to various corporations with little regard for whether they are suitable for any particular corporation. Mr. Steiner and his family submitted at least 34 proposals to various corporations in 2010 and at least 43 proposals in 2009. On a given topic, these proposals essentially mirror each other.

•
The study cited by the proponent does not support his premise.

•
The Paul Gompers' 2004 study cited in the proponent's supporting statement above noted a correlation between broad groups of stockholder rights and stock returns during the 1990s but the study also acknowledged that its results do not prove the assertion that the addition of certain stockholder rights causes performance or returns to improve.

Proposal 8
Stockholder Proposal on Political Contributions and Payments to
Trade Associations and Other Tax Exempt Organizations

______________________________________________

        The City of Philadelphia Public Employees Retirement System, Two Penn Center Plaza, Philadelphia, Pennsylvania, 19102-1721, beneficial owner of 93,413 shares of Allstate common stock as of November 29, 2010, intends to propose the following resolution at the Annual Meeting.

       The Board of Directors does not support the adoption of this proposal and asks stockholders to consider management's response following the proponent's statement. The Board recommends that stockholders vote against this proposal.

 Political Contributions and Payments to Trade Associations and Other Tax Exempt Organizations

       Resolved, that the shareholders of Allstate Corporation ("Company") hereby request that the Company provide a report, updated semi-annually, disclosing the Company's:

  1.
  Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

  2.
  Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

  a.
  An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company's funds that are used for political contributions or expenditures as described above; and

  b.
  The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

       The report shall be presented to the board of directors' audit committee or other relevant oversight committee and posted on the Company's website.

Stockholder Supporting Statement

As long-term shareholders of Allstate, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court's Citizens United decision recognized the importance of political spending disclosure for shareholders when it said "[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages." Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Allstate contributed at least $5.4 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company's political expenditures. For example, the Company's payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company's money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company's Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

The Board recommends that stockholders vote against this proposal for the following reasons:

•
Political contributions already are subject to disclosure by state and federal law and information about them is publicly available in the vast majority of cases. As stockholders, you have an ownership stake in a corporation that is subject to legislation that significantly impacts its operations, including its profitability. Therefore, Allstate is committed to participating in the political process in a responsible way that serves the best interests of the corporation, its stockholders, and its customers.

•
Publicly available disclosures already provide ample information about Allstate's contributions, as so clearly demonstrated by the proponent's reference to figures on contributions previously made by Allstate.

•
Allstate believes it is in the best interest of stockholders for Allstate to support the legislative process by making corporate political contributions prudently to candidates and political organizations when such contributions are consistent with business objectives and are permitted by federal, state, and local laws.

•
Allstate supports certain trade associations to further its interests on general business, industry, and technical issues. Allstate does not necessarily agree with all positions taken by any particular trade organization, and trade associations do not develop positions with only Allstate's concerns in mind.

•
Allstate demonstrates its support for transparency in the political contribution process by complying with all disclosure requirements pertaining to political contributions under federal, state, and local laws. The proposal would subject Allstate to additional requirements and unnecessary expenses that do nothing to advance stockholder interests.

•
We believe that any requirements that go beyond those imposed by law should be applicable to all participants in the political process and not just to Allstate. Adoption of this proposal would put Allstate at a competitive disadvantage relative to its competitors that do not face the additional time, resource, and money drains from the new reporting burdens called for in this proposal.

•
In addition, political contributions are reported regularly to, and overseen by, senior management and reviewed on an annual basis by the Board.

•
Our policy on political contributions is part of our Corporate Governance Guidelines.

Stockholder Proposals for Year 2012 Annual Meeting

______________________________________________

        Proposals which stockholders intend to be included in Allstate's proxy material for presentation at the 2012 annual meeting of stockholders must be received by the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite A3, Northbrook, Illinois 60062-6127 by December 3, 2011, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2012 annual meeting.

       If a stockholder desires to bring a matter before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in Allstate's bylaws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Office of the Secretary or can be accessed on Allstate's website, allstate.com. One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2012 annual meeting must be received by the Office of the Secretary no earlier than January 18, 2012, and no later than February 17, 2012. Among other things described fully in the bylaws, the notice must describe the business proposed to be brought before the meeting, the reasons for conducting the business at the meeting, and any material interest of the stockholder in the business. It should be noted that these bylaw procedures govern proper submission of business to be put before a stockholder vote at the annual meeting.

Proxy Solicitation

______________________________________________

        Officers and other employees of Allstate and its subsidiaries may solicit proxies by mail, personal interview, telephone, facsimile, electronic means, or via the Internet. None of these individuals will receive special compensation for these services, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. Allstate has also made arrangements with brokerage firms, banks, record holders, and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. Allstate will reimburse them for reasonable out-of-pocket expenses. Georgeson Inc., 17 State Street, New York, NY 10004 has been retained to assist in the solicitation of proxies for a fee not to exceed $170,000 plus expenses. Allstate will pay the cost of all proxy solicitation.

By order of the Board,

Mary J. McGinn Secretary
Dated: April 1, 2011

Appendix A

POLICY REGARDING PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT'S SERVICES

Purpose and Applicability

       The Audit Committee recognizes the importance of maintaining the independent and objective stance of our Independent Registered Public Accountant. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the Independent Registered Public Accountant.

       The Committee recognizes that the Independent Registered Public Accountant possess a unique knowledge of the Corporation and its subsidiaries and can provide necessary and valuable services to the Corporation in addition to the annual audit. The provision of these services is subject to three basic principles of auditor independence: (i) auditors cannot function in the role of management, (ii) auditors cannot audit their own work; and (iii) auditors cannot serve in an advocacy role for their client. Consequently, this policy sets forth guidelines and procedures to be followed by this Committee when approving services to be provided by the Independent Registered Public Accountant.

Policy Statement

       Audit Services, Audit-Related Services, Tax Services, Other Services, and Prohibited Services are described in the attached appendix. All services to be provided by the Independent Registered Public Accountant must be approved by the Audit Committee or the Chair of the Audit Committee. Neither the Audit Committee nor the Chair will approve the provision of any Prohibited Services by the Independent Registered Public Accountant.

Procedures

       In connection with the approval by the Audit Committee of the engagement of the Independent Registered Public Accountant to provide Audit Services for the upcoming fiscal year, the Independent Registered Public Accountant will submit to the Committee for approval schedules detailing all of the specific proposed Audit, Audit-Related, Tax, and Other Services, together with estimated fees for such services that are known as of that date. Subsequent to the Audit Committee's approval of audit engagement, Corporation management may submit to the Committee or the Chair for approval schedules of additional specific proposed Audit, Audit-Related, Tax, and Other Services that management recommends be provided by the Independent Registered Public Accountant during the audit and professional engagement period. Regardless of when proposed to the Committee or the Chair, each specific service will require approval by the Committee or the Chair before commencement of the specified service. The Independent Registered Public Accountant will confirm to the Committee or the Chair that each specific proposed service is permissible under applicable regulatory requirements.

       Prior to approval of any specific Tax Service, the Independent Registered Public Accountant shall also provide to the Committee or the Chair a written description of (i) the scope of the service and the related fee structure, (ii) any side letter or other agreement between the Independent Registered Public Accountant and the Corporation or any subsidiary regarding the service, and (iii) any compensation arrangement or other agreement between the Independent Accountant and any person with respect to promoting, marketing, or recommending a transaction covered by the service.

Delegation to Chair

       In addition to the Audit Committee, the Chair of the Audit Committee has the authority to grant approvals of services to be provided by the Independent Registered Public Accountant. The decisions of the Chair to approve services shall be reported to the Audit Committee at each of its regularly scheduled meetings.

Review of Services

       At each regularly scheduled Audit Committee meeting, the Audit Committee shall review a report containing (i) a summary of any services approved by the Chair since the Committee's last regularly scheduled meeting and (ii) an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Independent Registered Public Accountant.

A-1

 Appendix

Audit Services

  1.
  Annual financial statement audit

  2.
  Review of quarterly financial statements

  3.
  Statutory audits

  4.
  Attestation report on management's assessment of internal controls over financial reporting

  5.
  Consents, comfort letters, and reviews of documents filed with the Securities and Exchange Commission

Audit-Related Services

  1.
  Accounting consultations relating to accounting standards, financial reporting, and disclosure issues

  2.
  Due diligence assistance pertaining to potential acquisitions, dispositions, mergers, and securities offerings

  3.
  Financial statement audits and attest services for non-consolidated entities including employees benefit and compensation plans

Tax Services

  1.
  Domestic and international tax compliance, planning, and advice

  2.
  Expatriate tax assistance and compliance

Other Services

       Any service that is not a Prohibited Service, Audit Service, Audit-Related Service, or Tax Service

Prohibited Services

       The following services, as more fully described in Regulation S-X, Rule 2-01, of the Securities and Exchange Commission, are Prohibited Services; provided however, that the services described in items 1 through 5 are not Prohibited Services if it is reasonable to conclude that the results of such services will not be subject to audit procedures during an audit of the Corporation's financial statements:

  1.
  Bookkeeping or other services related to the accounting records or financial statements

  2.
  Financial information systems design and implementation

  3.
  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports

  4.
  Actuarial services

  5.
  Internal audit outsourcing services

  6.
  Management functions or human resources

  7.
  Broker or dealer, investment adviser, or investment banking services

  8.
  Legal services and expert services unrelated to the audit

  9.
  Any other services that the PCAOB determines, by regulation, to impair independence

A-2

Appendix B

PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION
OF THE ALLSTATE CORPORATION

(Proposed additions indicated in bold with underline)

       If Proposal 3 is approved by stockholders, the amendments to Article Seventh will be approved. If Proposal 4 is approved by stockholders, the amendment to Article Tenth will be approved.

 ARTICLE SEVENTH

       Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

       Any action required or permitted to be taken by the holders of any class or series of stock of the corporation entitled to vote generally in the election of directors may be taken only by vote at an annual or special meeting at which such action may be taken and may not be taken by written consent.

       Special meetings of stockholders of the corporation, for any purpose or purposes, may be called only by (i) the Chairman of the board of directors of the corporation or (ii) the Secretary of the corporation upon the written request of the holders of record owning not less than 20% of all outstanding shares of common stock of the corporation, in accordance with the applicable requirements and procedures of the bylaws of the corporation. Each special meeting shall be held at such date, time and place as may be stated in the written notice of the special meeting.

       No director may be removed, with or without cause, by the stockholders except by the affirmative vote of holders of not less than a majority of the total number of votes entitled to be cast at an election of such director; provided, however, that, whenever the holders of any class or series of Preferred Stock issued pursuant to ARTICLE FOURTH, Section 1 hereof, are entitled, by the terms of such class or series of Preferred Stock, voting separately by class or series to elect one or more directors, the provisions of the preceding clause of this sentence shall not apply with respect to such directors if the terms of such class or series of Preferred Stock expressly provide otherwise.

ARTICLE TENTH

       Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation's stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the corporation's certificate of incorporation or bylaws or (iv) any action asserting a claim against the corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE TENTH.

B-1

Appendix C

Executive Officers

       The following table sets forth the names of our executive officers and their positions. "AIC" refers to Allstate Insurance Company.

Name	Principal Positions and Offices Held
Thomas J. Wilson	Chairman of the Board, President, and Chief Executive Officer of The Allstate Corporation and of AIC. Mr. Wilson is also a director of The Allstate Corporation.
Catherine S. Brune	Senior Vice President of AIC (Chief Information Officer).
Don Civgin	Senior Vice President and Chief Financial Officer of The Allstate Corporation and of AIC.
James D. DeVries	Senior Vice President of AIC (Human Resources).
Judith P. Greffin	Senior Vice President and Chief Investment Officer of AIC.
Joseph P. Lacher, Jr.	President Allstate Protection—Senior Vice President of AIC.
Mark R. LaNeve	Senior Vice President and Chief Marketing Officer of AIC.
Michele C. Mayes	Senior Vice President and General Counsel of The Allstate Corporation and of AIC (Chief Legal Officer).
Samuel H. Pilch	Controller of The Allstate Corporation and Group Vice President and Controller of AIC.
Michael J. Roche	Senior Vice President of AIC (Claims).
Steven P. Sorenson	Senior Vice President of AIC (Allstate Protection Product Operations).
Joan H. Walker	Senior Vice President of AIC (Corporate Relations).
Matthew E. Winter	President and Chief Executive Officer Allstate Financial—Senior Vice President of AIC.

C-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date M29495-P06556 THE ALLSTATE CORPORATION C/O WELLS FARGO SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on May 16, 2011*. Have this proxy card/voting instruction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on May 16, 2011*. Have this proxy card/voting instruction form in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date this proxy card/voting instruction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 for receipt no later than May 16, 2011*. *Allstate 401(k) Savings Plan With respect to any shares represented by this proxy card/voting instruction form held in the Allstate 401(k) Savings Plan, your voting instructions must be received no later than 11:59 p.m. Eastern Time on May 10, 2011. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy card/voting instruction form and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. The Board of Directors recommends you vote "FOR" all nominees for Director. For Against Abstain THE ALLSTATE CORPORATION 3 Years 2 Years 1 Year Abstain 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 1. Election of Directors Nominees: 1k. Thomas J. Wilson 1c. W. James Farrell 1a. F. Duane Ackerman 1b. Robert D. Beyer 1d. Jack M. Greenberg 1e. Ronald T. LeMay 1i. Judith A. Sprieser 1g. H. John Riley, Jr. 1h. Joshua I. Smith 1j. Mary Alice Taylor 1f. Andrea Redmond 2. Ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2011. The Board of Directors recommends you vote "FOR" Proposals 2, 3, 4, and 5. 7. Stockholder proposal seeking the right for stockholders to act by written consent. The Board of Directors recommends you vote "three years" for Proposal 6. 5. Advisory vote on the executive compensation of the named executive officers. 8. Stockholder proposal seeking a report on political contributions and payments to trade associations and other tax exempt organizations. 6. Advisory vote on the frequency of future advisory votes on executive compensation. The Board of Directors recommends you vote "AGAINST" Proposals 7 and 8. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 3. Approve the proposed amendment to the certificate of incorporation granting to holders of not less than 20% of the corporation's shares the right to call a special meeting of stockholders. The proxy will be governed by and construed in accordance with the laws of Delaware and applicable federal securities laws. For Against Abstain For Against Abstain 4. Approve the proposed amendment to the certificate of incorporation designating a forum for certain legal actions. 0 0 0

M29496-P06556 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting: The Allstate Corporation Notice of 2011 Annual Meeting, Proxy Statement and 2010 Annual Report are available at www.proxyvote.com. THE ALLSTATE CORPORATION Annual Meeting of Stockholders May 17, 2011 11:00 a.m. This proxy card/voting instruction form is solicited on behalf of the Board of Directors You hereby authorize F. Duane Ackerman, W. James Farrell, Andrea Redmond, H. John Riley, Jr., Joshua I. Smith, Judith A. Sprieser, and Mary Alice Taylor to vote all shares of common stock of The Allstate Corporation that you would be entitled to vote if personally present at the annual meeting of stockholders to be held on May 17, 2011 and at any adjournments thereof. The authority conferred by this Proxy Card/Voting Instruction Form shall be exercised by a majority of these persons present and acting at the meeting or, if only one of them is present, by that person. Each such person has the authority to designate a substitute to act for him or her. These persons are authorized to vote such shares on the matters shown, and in the manner directed, on the reverse hereof and in their discretion on any other matters that may properly come before the meeting. If you return a signed proxy but do not indicate how the shares should be voted on a matter, the shares represented by your signed proxy will be voted as the Board of Directors recommends. You acknowledge receipt of The Allstate Corporation's Notice of 2011 Annual Meeting and Proxy Statement, dated April 1, 2011, and its 2010 Annual Report. You hereby revoke any instructions previously given to vote the shares represented by this Proxy Card/Voting Instruction Form. Allstate and the Trustee have instructed the tabulation agent to keep your voting instructions strictly confidential. Sign on reverse side With respect to any shares represented by this Proxy Card/Voting Instruction Form which are votable and held in the Allstate 401(k) Savings Plan (the "Plan"), you may direct The Northern Trust Company as Trustee of the Plan to vote all such shares on the matters shown, and in the manner directed on the reverse hereof, unless to do so would be inconsistent with the Trustee's duties. If you wish to vote the Allstate shares allocated to the Plan account, you cannot do so in person. You must use this Proxy Card/Voting Instruction Form or submit your voting instructions via the telephone or Internet. If you do not return your signed Proxy Card/Voting Instruction Form or provide telephonic or Internet voting instructions on a timely basis for the shares allocated to the Plan account, those shares will be considered "unvoted." If you return a signed Proxy Card/Voting Instruction Form but do not indicate how the shares should be voted on a matter, the shares represented by your signed Proxy Card/Voting Instruction Form will be voted by the Trustee as the Board of Directors recommends. The Trustee will vote all unvoted and all unallocated shares held by the Plan as follows: if the Trustee receives instructions on a timely basis for at least 50% of the votable allocated shares in the Plan, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the Trustee's duties. If the Trustee receives instructions for less than 50% of the votable shares, the Trustee shall vote all unvoted and unallocated shares in its sole discretion. However, the Trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.